                                                                   Exhibit 10.12


                         LUMP SUM DESIGN-BUILD AGREEMENT

                                     BETWEEN

                         RED TRAIL ENERGY, LLC ("OWNER")

                                       AND

                         FAGEN, INC. ("DESIGN-BUILDER")

                                 August 29, 2005

                                TABLE OF CONTENTS

Article 1 Definitions

Article 2 Red Trail Energy Project
   2.1   Services to Be Performed .......................................     4
   2.2   Extent of Agreement ............................................     4
   2.3   Conflicting Provisions .........................................     4

Article 3 Design-Builder Responsibilities
   3.1   Design-Builder's Services in General ...........................     5
   3.2   Design Development and Services. ...............................     5
   3.3   Standard of Care ...............................................     6
   3.4   Government Approvals and Permits ...............................     6
   3.3   Subcontractors. ................................................     6
   3.6   Maintenance of Site ............................................     7
   3.7   Project Safety. ................................................     7
   3.8   Submission of Reports ..........................................     8
   3.9   Training .......................................................     8

Article 4 Owner's Responsibilities
   4.1   Duty to Cooperate. .............................................     8
   4.2   Furnishing of Services and Information. ........................     9
   4.3   Financial Information ..........................................     9
   4.4   Owner's Representative .........................................    10
   4.5   Government Approvals and Permits ...............................    10
   4.6   Owner's Separate Contractors ...................................    10

Article 5 Ownership of Work Product; Risk of Loss
   5.1   Work Product. ..................................................    10
   5.2   Owner's Limited License Upon Payment in Full ...................    10
   5.3   Owner's Limited License Upon Owner's Termination for Convenience
         or Design-Builder's Election to Terminate ......................    11
   5.4   Owner's Limited License Upon Design-Builder's Default ..........    11
   5.5   Owner's Indemnification for Use of Work Product ................    12

Article 6 Commencement and Completion of the Project
   6.1   Work Schedule ..................................................    12
   6.2   Notice to Proceed; Commencement ................................    12
   6.3   Project Start-Up and Testing ...................................    13
   6.4   Substantial Completion. ........................................    13
   6.5   Final Completion. ..............................................    14
   6.6   Post Completion Support ........................................    15

Article 7 Performance Testing
   7.1   Performance Guarantee ..........................................    15
   7.2   Performance Testing. ...........................................    16

Article 8 Warranties
   8.1   Design-Builder Warranty ........................................    16
   8.2   Correction of Defective Work. ..................................    17
   8.3   Warranty Period Not Limitation to Owner's Rights ...............    17

Article 9 Contract Price
   9.1   Contract Price .................................................    17
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                                Table of Contents
                                   (continued)

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Article 10 Payment Procedures
   10.1  Payment at Financial Close .....................................    18
   10 2  Progress Payments ..............................................    18
   10.3  Final Payment ..................................................    19
   10.4  Failure to Pay Amounts Due. ....................................    19
   10.5  Design-Builder's Payment Obligations ...........................    20
   10.6  Record Keeping and Finance Controls ............................    20

Article 11 Hazardous Conditions and Differing Site Conditions
   11.1  Hazardous Conditions. ..........................................    20
   11.2  Differing Site Conditions. .....................................    21

Article 12 Force Majeure; Change in Legal Requirements
   12.1  Force Majeure Event ............................................    22
   12.2  Effect of Force Majeure Event ..................................    22
   12.3  Change in Legal Requirements ...................................    22

Article 13 Changes to the Contract Price and Contract Time(s)
   13.1  Change Orders. .................................................    23
   13.2  Contract Price Adjustments. ....................................    23
   13.3  Emergencies ....................................................    24
   13.4  Requests for Contract Adjustments and Relief ...................    24
   13.5  Contract Time Adjustment

Article 14 Indemnity
   14.1  Patent and Copyright Infringement. .............................    24
   14.2  Tax Claim Indemnification ......................................    25
   14.3  Payment Claim Indemnification ..................................    25
   14.4  Design-Builder's General Indemnification. ......................    25
   14.5  Owner's General Indemnification ................................    26

Article 15 Stop Work; Termination for Cause
   15.1  Owner's Right to Stop Work .....................................    26
   15.2  Owner's Right to Perform and Terminate for Cause. ..............    26
   15.3  Owner's Right to Terminate for Convenience. ....................    27
   15.4  Design-Builder's Right to Stop Work. ...........................    28
   15.5  Design-Builder's Right to Terminate for Cause. .................    28
   15.6  Bankruptcy of Owner or Design-Builder. .........................    29
   15.7  Lenders Right to Cure ..........................................    30

Article 16 Representatives of the Parties
   16.1  Owner's Representatives ........................................    30
   16.2  Design-Builder's Representatives ...............................    30

Article 17 Insurance
   17.1  Insurance ......................................................    31
   17.2  Design-Builder's Insurance Requirements ........................    32
   17.3  Owner's Liability Insurance ....................................    33
   17.4  Owner's Property Insurance. ....................................    33
   17.5  Coordination with Loan Documents ...............................    34


                                       ii

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                                Table of Contents
                                  (continued)

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
Article 18 Representations and Warranties
   18.1  Design-Builder and Owner Representations and Warranties ........    34
   18.2  Design-Builder Representation and Warranties ...................    35

Article 19 Dispute Resolution
   19.1  Dispute Avoidance and Mediation ................................    35
   19.3  Duty to Continue Performance ...................................    35
   19.4  Consequential Damages. .........................................    35

Article 20 Miscellaneous
   20.1  Assignment .....................................................    36
   20.2  Successors .....................................................    36
   20.3  Governing Law ..................................................    36
   20.4  Severability ...................................................    36
   20.5  No Waiver ......................................................    36
   20.6  Headings .......................................................    37
   20.7  Notice .........................................................    37
   20.8  No Privity with Design Consultant/Subcontractors ...............    38
   20.9  Amendments .....................................................    38
   20.10 Cooperation with Lenders and Independent Engineer. .............    38

                         LUMP SUM DESIGN-BUILD CONTRACT

This LUMP SUM DESIGN-BUILD CONTRACT (the "Agreement") is made as of August 29, 2005, by and between Red Trail Energy, LLC, a North Dakota limited liability company (the "Owner") and Fagen. Inc. a Minnesota corporation (the "Design-Builder").

                                    RECITALS

     A. The Owner desires to develop, construct, own and operate a 50 million gallons per year ("MGY") coal-fired fuel ethanol production facility located at Richardton, ND (the "Red Trail Energy Plant'* or "Plant"); and

     B. Design-Builder desires to provide design, engineering, procurement and construction services for the Plant.

NOW, THEREFORE in consideration of the mutual covenants and obligations contained herein and for other good and valuable consideration, Owner and Design-Builder agree as follows.

                                    AGREEMENT

                                    ARTICLE 1

                                   DEFINITIONS

Agreement is defined in the Preamble.

Air Emissions Tester means a third party entity engaged by Owner meeting all required state and federal requirements for such testing entities, to conduct air emissions testing of the Plant in accordance with Exhibit A.

Application for Payment is defined in Section 10.2.1.

Bankrupt Party is defined in Section 15.6.1.

Construction Documents is defined in Section 3.2.2.

Contract Documents is defined in Section 2.2.

Contract Price is defined in Section 9.1.

Day or Days shall mean calendar days unless otherwise specifically noted in the Contract Documents.

Design-Builder is defined in the Preamble.

Design-Builder's Representative is defined in Section 16.2.

Design-Builder's Senior Representative is defined in Section 16.2.

Design Consultant is a qualified, licensed design professional that is not an employee of Design-Builder, but is retained by Design-Builder, or employed or retained by anyone under contract with Design-Builder or Subcontractor, to furnish design services required under the Contract Documents.

Differing Site Conditions is defined in Section 11.2.1.

Expected Daily Capacity is 50 MGY divided by 353 days, which equals 141,643 gallons per day.

Final Application for Payment is defined in Section 10.3.

Final Completion is defined in Section 6.5.

Financial Close is defined in Section 10.1.

Financing Documents is defined in Section 10.1.

Force Majeure Event is defined in Section 12.1.

Hazardous Conditions are any materials, wastes, substances and chemicals deemed to be hazardous under applicable Legal Requirements, or the handling, storage, remediation, or disposal of which are regulated by applicable Legal Requirements.

ICM License Agreement means the license agreement to be executed between Owner and ICM, Inc., substantially in the form attached hereto as Exhibit D.

Indemnified Parties is defined in Section 5.2.

Independent Engineer means Owner's independent engineer, if applicable.

Legal Requirements are all applicable federal, state and local laws, codes, ordinances, rules, regulations, orders and decrees of any government or quasi-government entity having jurisdiction over the Project or Site, the practices involved in the Project or Site, or any Work.

Lenders means the lenders that are party to the Financing Documents.

Lenders' Agent is defined in Section 20.10.1.

Notice to Proceed is defined in Section 6.2.

Oversight Items is defined in Section 20.10.3.

Owner is defined in the Preamble.

Owner's Representative is defined in Section 16.1.

Owner's Senior Representative is defined in Section 16.1.

Pay Period means, with respect to a given Application for Payment or Progress Report, the period following the last day of the previous Pay Period to which the immediately prior Application for Payment or Progress Report applied; provided, that the initial Pay Period shall commence on the Notice to Proceed and end on the date determined by the Design-Builder.

Performance Guarantee Criteria means the criteria listed in Exhibit A.

Performance Tests is defined in Section 7.2.1.

Plant is defined in the Recitals.

Plant Capacity means for a given period, the number of gallons produced by the Plant during such period of denatured fuel grade ethanol meeting ASTM 4806 and all other applicable Legal Requirements.

Preliminary Construction Documents are defined in Section 3.2.1.

Progress Report is defined in Section 3.8.

Project is the Plant, including all related improvements, and is defined in
Section 2.1.

Project Scope is defined in Exhibit B.

Punch List is defined in Section 6.4.3.

Safety Representative is defined in Section 3.7.1.

Schedule of Values is defined in Section 10.2.5.

Scheduled Substantial Completion Date is defined in Section 6.4.1.

Site is the land or premises on which the Project is located.

State is the State in which the Project is located.

Sub-Subcontractor is any person or entity retained by a Subcontractor as an independent contractor to perform any portion of a Subcontractor's Work and shall include materialmen and suppliers.

Subcontractor is any person or entity retained by Design-Builder as an independent contractor to perform a portion of the Work and shall include materialmen and suppliers.

Substantial Completion is defined in Section 6.4.2.

Work is defined in Section 3.1.

Work Product is defined in Section 5.1.

Work Schedule is defined in Section 6.1.

                                    ARTICLE 2

                            RED TRAIL ENERGY PROJECT

     2.1 SERVICES TO BE PERFORMED. Design-Builder shall perform all work and services in connection with the engineering, design, procurement, and construction of the Plant, and provide all material, equipment, tools and labor necessary to complete the Plant in accordance with the terms of this Agreement. The Plant, together with all equipment, labor, services and materials furnished hereunder is defined as the "Project."

     2.2 EXTENT OF AGREEMENT. This Agreement consists of the following documents, and all exhibits, schedules, appendices and attachments hereto and thereto (collectively, the "Contract Documents"):

          2.2.1 All written modifications, amendments and change orders to this Agreement;

          2.2.2 This Agreement, including all exhibits and attachments, executed by Owner and Design-Builder, including those below:

     LIST OF EXHIBITS

     Exhibit A   Performance Guarantee Criteria
     Exhibit B   General Project Scope
     Exhibit C - Owner's Responsibilities
     Exhibit D - ICM License Agreement
     Exhibit E - Schedule of Values
     Exhibit F - Progress Report
     Exhibit G   Permits Required

          2.2.3 Upon completion by Design-Builder, the Preliminary Construction Documents to be prepared by Design-Builder pursuant to Section 3.2.1 and the Construction Documents to be prepared by Design-Builder pursuant to Section
3.2.2 shall be incorporated in this Agreement.

     2.3 CONFLICTING PROVISIONS. The Contract Documents are intended to permit the parties to complete the Work and all obligations required by the Contract Documents in accordance with the terms herein for the Contract Price. The Contract Documents are intended to be complementary and interpreted in harmony so as to avoid conflict, with words and phrases interpreted in a manner consistent with construction and design industry standards. In the event of any inconsistency, conflict, or ambiguity between or among the Contract Documents, the Contract

Documents shall take precedence in the order in which they are listed in Section
2.2 hereof. No oral representations or other agreements have been made by the parties except as specifically stated in the Contract Documents.

                                    ARTICLE 3

                         DESIGN-BUILDER RESPONSIBILITIES

     3.1 DESIGN-BUILDER'S SERVICES IN GENERAL. Except for services and information specifically set forth in Article 4 and Exhibit C to be provided by the Owner, Design-Builder shall perform or cause to be performed all design, engineering, procurement, construction services, supervision, labor, inspection, testing, start-up, material, equipment, machinery, temporary utilities and other temporary facilities to complete construction of the Project consistent with the Contract Documents (the "WORK"). All design and engineering and construction services of the Design-Builder shall be performed in accordance with (i) the Project Scope as set forth in Exhibit B, (ii) the Construction Documents, (iii) all Legal Requirements, and (iv) good ethanol fuel production industry practices. Any design and engineering or other professional service to be performed pursuant to this Agreement, which under applicable law must be performed by licensed personnel, shall be performed by licensed personnel as required by law. The enumeration of specific duties and obligations to be performed by the Design-Builder under the Contract Documents shall not be construed to limit in any way the general undertakings of the Design-Builder as set forth herein. Design-Builder's Representative shall be reasonably available to Owner and shall have the necessary expertise and experience required to supervise the Work. Design-Builder's Representative shall communicate regularly with Owner and shall be vested with the authority to act on behalf of Design-Builder.

     3.2 DESIGN DEVELOPMENT AND SERVICES.

          3.2.1 As of this date or within thirty (30) days from the date hereof, Design-Builder has or shall have provided to Owner the following documents, and any other documents reasonably agreed to by Design-Builder and Owner as applying to the conceptual design of the Project and required to apply for the construction air permit or completion of the site layout in cooperation with Owner's rail engineer (collectively, the "Preliminary Construction Documents"), which shall be consistent with the Project Scope and once reasonably approved by Owner, shall be part of this Agreement:

               a)   major equipment lists, with sizes;

               b)   process flow diagram;

               c)   process design criteria and/or process description; and

               d)   site layout.

Owner shall have thirty (30) days from the date it receives the Preliminary Construction Documents to review and approve such documents. The Preliminary Construction Documents shall establish performance standards for the completed Project and identify components required to meet those performance standards. Design-Builder shall have the right to revise the layout of the equipment and substitute specific pieces of equipment, provided the completed Project shall conform to or exceed the performance standards established by the Preliminary Construction Documents.

          3.2.2 Design-Builder may provide through qualified, licensed design professionals employed by Design-Builder, or procured from qualified, independent licensed Design Consultants, the necessary design services, including architectural, engineering and other design professional services, for the preparation of the required drawings, specifications and other design submittals required to permit construction of the Work in accordance with this Agreement and the Preliminary Construction Documents (such drawings, specifications and design submittals collectively and together with the Preliminary Construction Documents, the "Construction Documents"). To the extent not prohibited by Legal Requirements, Design-Builder may prepare Construction Documents for a portion of the Work to permit construction to proceed on that portion of the Work prior to completion of the Construction Documents for the entire Work.

          3.2.3 Construction of the Work shall be consistent with the Construction Documents.

          3.2.4 Design-Builder shall maintain a current, complete set of drawings and specifications at the Site. Owner may review such drawings and specifications, and Owner may be allowed, upon Design-Builder's approval, to make copies of drawings and specifications available at the Work site that are applicable to Owner.

     3.3 STANDARD OF CARE. All services performed by the Design-Builder pursuant to the Construction Documents shall be performed in accordance with the standard of care and skill ordinarily used by members of design profession practicing under similar conditions at the same time and locality of the Project. Notwithstanding the preceding sentence, if the parties agree upon specific higher performance standards for any aspect of the Work, including the standards set forth in Exhibit A hereof, the professional services shall be performed to achieve such standards. Design-Builder shall perform all construction activities efficiently and with the requisite expertise, skill and competence to satisfy the requirements of the Contract Documents and all Legal Requirements. Design-Builder shall at all times exercise complete and exclusive control over the means, methods, sequences and techniques of construction.

     3.4 GOVERNMENT APPROVALS AND PERMITS. Except as identified in Exhibit C and with respect to items identified as Owner's responsibility, in Exhibit G (which items shall be obtained by Owner pursuant to Section 4.5), Design-Builder shall obtain and pay for all necessary permits, approvals, licenses, government charges and inspection fees required for the prosecution of the Work by any government or quasi-government entity having jurisdiction over the Project. Design-Builder shall provide reasonable assistance to Owner in obtaining those permits, approvals and licenses that are Owner's responsibility.

     3.5 SUBCONTRACTORS.

          3.5.1 Design-Builder shall employ only Subcontractors who are duly licensed (if required) and qualified to perform the Work consistent with the Contract Documents. Owner may reasonably object to Design-Builder's selection of any Subcontractor; provided, that the Contract Price and/or the Contract Time shall be adjusted to the extent that Owner's objection impacts Design-Builder's cost and/or time of performance.

          3.5.2 Design-Builder assumes responsibility to Owner for the proper performance of the Work of Subcontractors and any acts and omissions in connection with such performance. Nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Owner and any Subcontractor or Sub-Subcontractor, including but not limited to any third-party beneficiary rights.

          3.5.3 Design-Builder shall coordinate the activities of all of Design-Builders Subcontractors. If Owner performs other work on the Project or at the Site with separate contractors under Owner's control, Design-Builder agrees to reasonably cooperate and coordinate its activities with those of such separate contractors so that the Project can be completed in an orderly and coordinated manner without unreasonable disruption.

     3.6 MAINTENANCE OF SITE. Design-Builder shall keep the Site reasonably free from debris, trash and construction wastes to permit Design-Builder to perform its construction services efficiently, safely and without interfering with the use of adjacent land areas. Upon Substantial Completion of the Work, or portion of the Work, as applicable, Design-Builder shall remove all debris, trash, construction wastes, materials, equipment, machinery and tools arising from the Work or applicable portions thereof to permit Owner to occupy the Project for its intended use.

     3.7 PROJECT SAFETY.

          3.7.1 Design-Builder recognizes the importance of performing the Work in a safe manner so as to prevent damage, injury or loss to (i) all individuals at the Site, whether working or visiting, (ii) the Work, including materials and equipment incorporated into the Work or stored on-Site or off-Site, and (iii) ail other property at the Site or adjacent thereto. Design-Builder assumes responsibility for implementing and monitoring all safety precautions and programs related to the performance of the Work. Design-Builder shall, prior to commencing construction, designate a representative (the "Safety Representative") with the necessary qualifications and experience to supervise the implementation and monitoring of all safety precautions and programs related to the Work. Unless otherwise required by the Contract Documents, Design-Builder's Safety Representative shall be an individual stationed at the Site who may have responsibilities on the Project in addition to safety. The Safety Representative shall make routine daily inspections of the Site and shall hold weekly safety meetings with Design-Builder's personnel. Subcontractors and others as applicable.

          3.7.2 Design-Builder and Subcontractors shall comply with all Legal Requirements relating to safety, as well as any Owner-specific safety requirements set forth in the Contract Documents; provided, that such Owner-specific requirements do not violate any applicable Legal Requirement. As promptly as practicable, Design-Builder will report in writing any safety-related injury, loss, damage or accident arising from the Work to Owner's Representative and, to the extent mandated by Legal Requirements, to all government or quasi-government authorities having jurisdiction over safety-related matters involving the Project or the Work.

          3.7.3 Design-Builder's responsibility for safety under this Section
3.7 is not intended in any way to relieve Subcontractors and Sub-Subcontractors of their own contractual and legal obligations and responsibility for (i) complying with all Legal Requirements, including those related to health and safety matters, and (ii) taking all necessary measures to implement and monitor all safety precautions and programs to guard against injury, losses, damages or accidents resulting from their performance of the Work.

     3.8 SUBMISSION OF REPORTS. Attached as Exhibit F is an example of a "Progress Report." Design-Builder shall provide Owner with regular communication regarding the progress ("Progress Report") and any revisions to the drawings and specifications of the Work, including whether (i) the Work is proceeding according to schedule, (ii) discrepancies, conflicts, or ambiguities exist in the Contract Documents that require resolution, (iii) health and safety issues exist in connection with the Work, and (iv) other items require resolution so as not to jeopardize Design-Builder's ability to complete the Work for the Contract Price and within the Contract Time(s).

          3.9 TRAINING. At a mutually agreed time prior to start-up, Design-Builder shall provide up to two (2) weeks, as reasonably determined by Design-Builder, of off-site training at a plant in Russell, Kansas (or other location; e.g. Goldfield, Iowa) for all of Owner's employees required for the operation and maintenance of the Plant in accordance with all design specifications therefor contained in the Contract Documents and necessary in order to maintain the Performance Guarantee Criteria, including operators, laboratory personnel, general, plant and maintenance managers. Other personnel of Owner may receive such off-site training by separate arrangement between Owner and Design-Builder and as time is available. All training personnel and costs associated with such training personnel, including labor and all training materials will be provided to Owner within the Contract Price at no additional cost. Owner will be responsible for all travel and expenses of its employees and the Owner will pay all wages and all other expenses for its personnel during the training. The training services will include training on computers, laboratory procedures, field operating procedures, and overall plant section performance expectations. Prior to the start-up training, Design-Builder shall provide Owner training manuals and operating manuals and other documents reasonably necessary for the start-up process.

                                    ARTICLE 4

                            OWNER'S RESPONSIBILITIES

     4.1 DUTY TO COOPERATE.

          4.1.1 Owner shall, throughout the performance of the Work, cooperate with Design-Builder and perform its responsibilities, obligations and services in a timely manner to facilitate Design-Builder's timely and efficient performance of the Work and so as not to delay or interfere with Design-Builder's performance of its obligations under the Contract Documents.

          4.1.2 Owner shall provide timely reviews and approvals of Preliminary Construction Documents subject to Section 3.2.1.

          4.1.3 Owner shall have no responsibility for any winter construction related activities including, but not limited to, special material costs, sheltering, heating, and equipment rental (the cost of which activities is included in the Contract Price), except that Owner shall use its best efforts to minimize frost by providing and maintaining an insulation layer (hay or straw) with a depth of not less than 24 inches on areas designated by the Design-Builder. All other related costs shall be paid by Design-Builder.

     4.2 FURNISHING OF SERVICES AND INFORMATION.

          4.2.1 Unless expressly stated to the contrary in the Contract Documents, Owner shall provide, at its own cost and expense, for Design-Builder's information and use the following, all of which Design-Builder is entitled to rely upon in performing the Work:

                    a) Surveys describing the property, boundaries, topography and reference points for use during construction, including existing service and utility lines:

                    b) Geotechnical studies describing subsurface conditions, and other surveys describing other latent or concealed physical conditions at the Site;

                    c) Temporary and permanent easements, zoning and other requirements and encumbrances affecting land use, or necessary to permit the proper design and construction of the Project and enable Design-Builder to perform the Work;

                    d)   A legal description of the Site;

                    e) To the extent available, as-built and record drawings of any existing structures at the Site; and

                    f) To the extent available, environmental studies, reports and impact statements describing the environmental conditions, including Hazardous Conditions, in existence at the Site.

          4.2.2 Owner is responsible for securing and executing all necessary agreements with adjacent land or property owners that are necessary to enable Design-Builder to perform the Work. Owner is further responsible for all costs, including attorneys' fees, incurred in securing these necessary agreements.

     4.3 FINANCIAL INFORMATION. Prior to Financial Close, at Design-Builder's request, Owner shall promptly furnish reasonable evidence satisfactory to Design-Builder that Owner has adequate funds available and committed to fulfill all of Owner's contractual obligations under the Contract Documents. If Owner fails to furnish such financial information in a timely manner, Design-Builder may slop Work under Section 15.4 hereof or exercise any other right permitted under the Contract Documents. Upon Financial Close, Owner shall promptly provide to Design-

Builder an officer's certificate certifying that Financial Close has occurred and such Owner's officer's certificate shall constitute evidence satisfactory to Design-Builder that Owner has adequate funds available and committed to fulfill its obligations under the Contract Documents for all purposes hereunder.

     4.4 OWNER'S REPRESENTATIVE. Owner's Representative shall be responsible for providing Owner-supplied information and approvals in a timely manner to permit Design-Builder to fulfill its obligations under the Contract Documents. Owner's Representative shall also provide Design-Builder with prompt notice if it observes any failure on the part of Design-Builder to fulfill its contractual obligations, including any errors, omissions or defects in the performance of the Work. Owner's Representative shall be vested with the authority to act on behalf of Owner.

     4.5 GOVERNMENT APPROVALS AND PERMITS. Owner shall obtain and pay for all necessary permits, approvals, licenses, government charges and inspection fees set forth in Exhibit C and, to the extent identified as Owner's responsibility, Exhibit G. Owner shall provide reasonable assistance to Design-Builder in obtaining those permits, approvals and licenses that are Design-Builder's responsibility pursuant to Exhibits G and Section 3.4.

     4.6 OWNER'S SEPARATE CONTRACTORS. Owner is responsible for all work, including such work listed on Exhibit C, performed on the Project or at the Site by separate contractors under Owner's control. Owner shall contractually require its separate contractors to cooperate with, and coordinate their activities so as not to interfere with, Design-Builder in order to enable Design-Builder to timely complete the Work consistent with the Contract Documents.

                                    ARTICLE 5

                     OWNERSHIP OF WORK PRODUCT; RISK OF LOSS

     5.1 WORK PRODUCT. All drawings, specifications, calculations, data, notes and other materials and documents, including electronic data furnished by Design-Builder to Owner under this Agreement ("Work Product") shall be instruments of service and Design-Builder shall retain the ownership and property interests therein, including the copyrights thereto.

     5.2 OWNER'S LIMITED LICENSE UPON PAYMENT IN FULL. Upon Owner's payment in full for all Work performed under the Contract Documents, Design-Builder shall grant Owner a limited license to use the Work Product in connection with Owner's occupancy and repair of the Project and Design-Builder shall provide Owner with a copy of the "as built" plans, conditioned on Owner's express understanding that its use of the Work Product and its acceptance of the "as built" plans is at Owner's sole risk and without liability or legal exposure to Design-Builder or anyone working by or through Design-Builder, including Design Consultants of any tier (collectively the "Indemnified Parties"); provided, however, that any performance guarantees, and warranties (of equipment or otherwise) shall remain in effect according to the terms of this Agreement.

          5.2.1 Owner shall be entitled to use the Work Product for the purpose relating to this Project, but shall not be entitled to use the Work Product on any other projects, including


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

expansion of this Project. The limited license granted to Owner under Section 5.2, 5.3 or 5.4 to use the Work Product shall be limited by and construed according to the same terms contained in the ICM License Agreement between Owner and ICM, Inc., attached hereto as Exhibit D and incorporated herein by reference thereto, except (i) references in such ICM License Agreement to ICM and Proprietary Property shall refer to Design-Builder and Work Product, respectively, (ii) the laws of the State of Minnesota shall govern such limited license, and (iii) the dispute resolution provisions contained in Article 19 hereof shall apply to any breach or threatened breach of Owner's duties or obligations under such limited license, except that Design-Builder shall have the right to seek injunctive relief in a court of competent jurisdiction against Owner or its Representatives for any such breach or threatened breach. Design-Builder is utilizing certain proprietary property and information of ICM, Inc., a Kansas corporation ("ICM"), in the design and construction of the Project, and Design-Builder may incorporate proprietary property and information of ICM into the Work Product. Owner's use of the proprietary property and information of ICM shall be governed by the terms and provisions of the License Agreement between Owner and ICM, attached hereto as Exhibit D, to be executed by such parties in connection with the execution of this Agreement. The preceding last three sentences of this paragraph also apply to Articles 5.3 and 5.4 below.

     5.3 OWNER'S LIMITED LICENSE UPON OWNER'S TERMINATION FOR CONVENIENCE OR DESIGN-BUILDER'S ELECTION TO TERMINATE. If Owner terminates the Project for its convenience as set forth in Section 15.3 hereof, or if Design-Builder elects to terminate this Agreement in accordance with Section 15.5, Design-Builder shall, upon Owner's payment in full of the amounts due Design-Builder under this Agreement, grant Owner a limited license to use the Work Product to complete the Project and subsequently occupy and repair the Project, subject to the following:

          5.3.1 Use of the Work Product is at Owner's sole risk without liability or legal exposure to any Indemnified Party; provided, however, that any "pass through" warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms; and

          5.3.2 If the termination for convenience is by Owner in accordance with Section 15.3 hereof, or if Design-Builder elects to terminate this Agreement in accordance with Section 15.5, then Owner agrees to pay Design-Builder the additional sum of One Million Dollars ($1,000,000.00) as compensation for the limited right to use the Work Product completed "as is" on the date of termination in accordance with this Article 5.

     5.4 OWNER'S LIMITED LICENSE UPON DESIGN-BUILDER'S DEFAULT. If this Agreement is terminated due to Design-Builder's default pursuant to Section 15.2 and (i) it is adjudged that Design-Builder was in default, and (ii) Owner has fully satisfied all of its obligations under the Contract Documents through the time of Design-Builder's default, then Design-Builder shall grant Owner a limited license to use the Work Product in connection with Owner's completion and occupancy and repair of the Project. This limited license is conditioned on Owner's express understanding that its use of the Work Product is at Owner's sole risk without liability or legal exposure to any Indemnified Party; provided, however, that any "pass through" warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms. This limited license grants Owner the ability to repair the Project at Owner's discretion.

     5.5 OWNER'S INDEMNIFICATION FOR USE OF WORK PRODUCT. If Owner uses the Work Product or Plant under any of the circumstances identified in this Article 5, to the fullest extent allowed by law. Owner shall defend, indemnify and hold harmless the Indemnified Parties from and against any and all claims, damages, liabilities, losses and expenses, including attorneys' fees, arising out of or resulting from the use of the Work Product and Plant; provided, however, that any "pass through" warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms.

                                    ARTICLE 6

                   COMMENCEMENT AND COMPLETION OF THE PROJECT

     6.1 WORK SCHEDULE. Design-Builder shall prepare and submit a schedule for the execution of the Work to Owner. The schedule ("Work Schedule") shall indicate the dates for the start and completion of the various stages of Work, including the dates when Owner's obligations are required to be complete to enable Design-Builder to achieve the Contract Time(s). The Work Schedule shall be revised as required by conditions and progress of the Work but such revisions shall not relieve Design-Builder of its obligations to complete the Work within the Contract Time(s), unless such revisions to the work Schedule are the result of any direct or indirect delay in the completion of Owner's obligations. Then Design-Builder shall be relieved of its obligations to complete the Work within the Contract Time(s) for completion of the Work shall be extended accordingly without penalty to Design-Builder.

     6.2 NOTICE TO PROCEED; COMMENCEMENT. The Work shall commence within five
(5) days of Design-Builder's receipt of Owner's written valid notice to proceed ("Notice to Proceed") unless the parties mutually agree otherwise in writing. The parties agree that a valid Owner's Notice to Proceed cannot be given until:
[ * ] Design-Builder must receive a valid Owner's Notice to Proceed within 180 days of the signing of this Agreement; otherwise, the Contract Price referred to in Section 9.1 is subject to a price increase.

          6.2.1 Owner shall provide the following within 90 days of Design-Builder's receipt of Owner's valid Notice to Proceed, as described in
Section 6.2 above of this Agreement:

     - Owner shall determine its water supply and pretreatment system design and provide Design-Builder with a detailed design, and

[ * ] Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

     - Owner shall provide the name of its property/all risk insurance carrier and the specific requirements for fire protection.

The two bulleted requirements referred to above are further detailed in Exhibit
C. The Scheduled Substantial Completion date will likewise be extended a corresponding amount of days for each day Owner exceeds the 90-day timeframe referred to above in Section 6.2.1.

     6.3 PROJECT START-UP AND TESTING. Owner shall provide, at Owner's cost, equipment, tools, instruments and materials necessary for Owner to comply with its obligations under Exhibit C, raw materials, consumables and personnel, necessary for start-up and testing of the Plant, and Design-Builder shall provide supervision, standard and special test instruments, tools, equipment and materials required to perform component and equipment checkout and testing, initial start-up, operations supervision and corrective maintenance of all permanent Plant equipment within the scope of the Work. Notwithstanding the foregoing sentence, Design-Builder shall be responsible for raw materials and consumables to the extent such amounts provided by Owner are destroyed or damaged (as opposed to consumed in the ordinary course of start-up and testing) by Design-Builder or its personnel during start-up and testing. Design-Builder shall supervise and direct Owner's employees who shall participate in the start-up activities with Design-Builder's personnel to become familiar with all aspects of the Plant. Owner and the Independent Engineer may witness start-up and testing activities. Performance testing will be conducted in accordance with the provisions of Section 7.2 hereof.

     6.4 SUBSTANTIAL COMPLETION.

          6.4.1 Substantial Completion of the entire Work shall be achieved no later than 485 calendar days after the date of the Notice to Proceed, subject to adjustment in accordance with the Contract Documents hereof (the "Scheduled Substantial Completion Date").

          6.4.2 "Substantial Completion" is the date on which the Work is sufficiently complete so that Owner can occupy and use the Project for its intended purposes. Substantial Completion shall be attained at the point in time when the Plant is ready to begin operation for its intended use (ethanol production; i.e., the "grind corn" date).

          6.4.3 PROCEDURES. Design-Builder shall notify Owner in writing when it believes Substantial Completion has been achieved with respect to the Work. Within five (5) days of Owner's receipt of Design-Builder's notice, Owner and Design-Builder will jointly inspect such Work to verify that it is substantially complete in accordance with the requirements of the Contract Documents. If such Work is substantially complete, Design-Builder shall prepare and issue a Certificate of Substantial Completion for the Work that will set forth (i) the date of Substantial Completion, (ii) the remaining items of Work that have to be completed before final payment ("the Punch List"), (iii) provisions (to the extent not already provided in this Agreement) establishing Owner's and Design-Builder's responsibility for the Project's security, maintenance, utilities and insurance pending Final Payment, and (iv) an acknowledgment that warranties with respect to the Work commence on the date of Substantial Completion, except as may otherwise be noted in the Certificate of Substantial Completion. Upon Substantial Completion of the entire Work or, if applicable, any portion of the Work, and Performance Testing, Owner shall release to Design-Builder all retained amounts relating, as applicable, to the entire Work or completed portion of the Work, less an amount equal to the reasonable value of all remaining or incomplete items of Work as noted in the Certificate of Substantial Completion.

               a) Owner, at its option, may use a portion of the Work prior to completion of the entire Work; provided, that (i) a Certificate of Substantial completion has been issued for the portion of Work addressing the items set forth in Section 6.4.3 above, (ii) Design-Builder and Owner have, to the extent required, obtained the consent of their sureties and insurers and the appropriate government authorities having jurisdiction over the Project, and (i) Owner and Design-Builder agree that Owner's use or occupancy will not interfere with Design-Builder's completion of the remaining Work in accordance with the Contract Documents.

     6.5 FINAL COMPLETION.

          6.5.1 final Completion of the Work shall be achieved as expeditiously as reasonably practicable.

          6.5.2 Final Completion shall be achieved when the Owner reasonably determines that the following conditions have been met:

               a) Substantial Completion has been achieved;

               b) any outstanding amounts owed by Design-Builder to Owner have been paid in full;

               c) the items identified on the Punch List have been completed by Design-Builder;

               d) clean-up of the site has been completed;

               e) all permits required to have been obtained by Design-Builder have been obtained;

               f) the information in Section 6.5.4 has been provided to Owner;

               g) certificates of insurance confirming that required coverages will remain in effect consistent with the requirements of the Contract Documents; and

               h) the performance test report has been completed according to
     Section 7.2

          6.5.3 After receipt of a Final Application for Payment from Design-Builder, Owner shall make final payment in accordance with Section 10.3.

          6.5.4 At the time of submission of its Final Application for Payment, Design-Builder shall provide the following information:

               a) an affidavit that there are no claims, obligations or liens outstanding or unsatisfied for labor, services, material, equipment, taxes or other items performed, furnished or incurred for or in connection with the Work which will in any way affect Owner's interests;

               b) a general release executed by Design-Builder waiving, upon receipt of final payment by Design-Builder, all claims for payment, additional compensation, or damages for delay, except those previously made to Owner in writing and remaining unsettled at the time of final payment provided such general release shall not waive defenses to claims that may be asserted by Owner after payment or claims arising after payment;

               c) consent of Design-Builder's surety, if any, to final payment; and

               d) all other documents or materials relating to the Project not previously provided to Owner, including as-built plans and drawings.

          6.5.5 Upon making final payment, Owner waives all claims against Design-Builder except claims relating to (i) Design-Builder's failure to satisfy its payment obligations, if such failure affects Owner's interests, (ii) Design-Builder's failure to complete the Work consistent with the Contract Documents, including defects appearing after Substantial Completion, and (iii) the terms of any special warranties required by the Contract Documents.

     6.6 POST COMPLETION SUPPORT. Adequate personnel to complete all Work within the guaranteed schedule will be maintained on-site by Design-Builder or a Subcontractor until Final Completion has been achieved. In addition to prosecuting the Work until Final Completion has been achieved, Design-Builder or its Subcontractor will provide one month of on-site operational support for Owner's personnel after successful completion of the Performance Tests and, from the date of Substantial Completion, will provide six (6) months of off-site technical and operating procedure support by telephone and other electronic data transmission and communication.

                                    ARTICLE 7

                               PERFORMANCE TESTING

     7.1 PERFORMANCE GUARANTEE. The Design-Builder guarantees the Criteria listed in Exhibit A. If there is a performance shortfall, Design-Builder will pay all design, and construction, and all other costs associated with making the necessary corrections, including corrections necessary to meet air emissions standards, except that Owner is responsible for the increased cost(s) related to the pollution control equipment referred to in Section 9.1. Design-Builder retains the right to use its sole discretion in determining the method to remedy any performance related issues.

          7.1.1 If Owner, for whatever reason, prevents Design-Builder from demonstrating the Performance Guarantee Criteria within 30 days of Design-Builder's notice that the Project is ready for Performance Testing, Design-Builder is thereby deemed to have fulfilled all of its

Performance Guarantee obligations listed in Exhibit A.

     7.2 PERFORMANCE TESTING.

          7.2.1 The Design-Builder shall direct and supervise the tests and, if necessary, the retests of the Plant using Design-Builder's supervisory personnel and the Air Emissions Tester shall conduct the air emissions test, in each case, in accordance with the testing procedures set forth in Exhibit A (the "Performance Tests"), to demonstrate, at a minimum, compliance with the Performance Guarantee Criteria. Design-Builder shall cooperate with the Air Emissions Tester to facilitate performance of all air emissions tests.

          7.2.2 No later than thirty (30) days prior to the earlier of Scheduled Substantial Completion and the Substantial Completion Date, Design-Builder shall provide to Owner for review a detailed testing plan for Performance Tests (other than for air emissions). Design-Builder shall notify the Owner five (5) business days prior to the date Design-Builder intends to commence the Performance Tests and shall notify the Owner upon commencement of the Performance Tests. Owner and Independent Engineer each have the right to witness all testing, including the Performance Tests and any equipment testing, whether at the Site or at the Sub-contractor's or equipment supplier's premises during the course of this Agreement. Owner shall bear the costs of providing a witness to any such testing.

          7.2.3 Design-Builder shall provide to Owner a performance test report (excluding results from air emissions testing), including all applicable test data, calculations and certificates indicating the results of the Performance Tests and within five (5) business days of Owner's receipt of such results, Owner, Independent Engineer and Design-Builder will jointly inspect such Work and review the results of the Performance Tests to verify that the Performance Guarantee Criteria have been met. If Owner reasonably determines that the Performance Guarantee Criteria have not been met, Owner shall notify Design-Builder the reasons why Owner determined that the Performance Guarantee Criteria have not been met and Design-Builder shall promptly take such action or perform such additional work as will achieve the Performance Guarantee Criteria and shall issue to the Owner another notice in accordance with Section 7.2.2; provided however that if the notice relates to a retest, the notice may be provided no less than two (2) business days prior to the Performance Tests. Such procedure shall be repeated as necessary until Owner verifies that the Performance Guarantee Criteria have been met.

                                    ARTICLE 8

                                   WARRANTIES

     8.1 Design-Builder Warranty. Design-Builder warrants to Owner that the construction, including all materials and equipment furnished as part of the construction, shall be new, of good quality, in conformance with the Contract Documents and all Legal Requirements, free of defects in materials and workmanship. Design-Builder's warranty obligation excludes defects caused by abuse, alterations, or failure to maintain the Work by persons other than Design-Builder or anyone for whose acts Design-Builder may be liable. Nothing in this warranty is intended to limit any manufacturer's warranty which provides Owner with greater warranty rights than set forth in this Section 8.1 or the Contract Documents. Design-Builder will provide to Owner all manufacturers' and Subcontractors' warranties upon the earlier of Substantial Completion and termination of this Agreement. Owner's failure to materially comply with all Operating Procedures shall void those guarantees, representations and warranties, whether expressed or implied, that were given by Design-Builder to Owner, concerning the performance of the Plant that are reasonably determined by Design-Builder to be materially affected by such failure. If Design-Builder reasonably determines that all damage caused by such failure can be repaired and Owner makes all repairs needed to correct such damage, as reasonably determined by Design-Builder, such guarantees, representations and warranties shall be reinstated for the remaining term thereof, if any, from the date of such repair.

     8.2 CORRECTION OF DEFECTIVE WORK.

          8.2.1 Design-Builder agrees to correct any Work that is found to not be in conformance with the Contract Documents, including that part of the Work subject to Section 8.1, within a period of one year from the date of Substantial Completion of the Work; provided that such one-year period shall be extended for any part of the Work that is found to be not in conformance with the Contract Documents for each day that such part of the Work is not operating in conformity with the Contract Documents, including any time during which any part of the Work is repaired or replaced pursuant to this Article VIII.

          8.2.2 Design-Builder shall, within seven (7) days of receipt of written notice from Owner that the Work is not in conformance with the Contract Documents, take meaningful steps to commence correction of such nonconforming Work, including the correction, removal or replacement of the nonconforming Work. If Design-Builder fails to commence the necessary steps within such seven
(7) day period, Owner, in addition to any other remedies provided under the Contract Documents, may provide Design-Builder with written notice that Owner will commence or assume correction of such nonconforming Work with its own forces. If Owner does perform such corrective Work, Design-Builder shall be responsible for all reasonable costs incurred by Owner in performing such correction. If the nonconforming Work creates an emergency requiring an immediate response, the seven (7) day periods identified herein shall be inapplicable.

     8.3 WARRANTY PERIOD NOT LIMITATION TO OWNER'S RIGHTS. The one-year period referenced in Section 8.2 above applies only to Design-Builder's obligation to correct nonconforming Work and is not intended to constitute a period of limitations for any other rights or remedies Owner may have regarding Design-Builder's other obligations under the Contract Documents.

                                    ARTICLE 9

                                 CONTRACT PRICE

     9.1 CONTRACT PRICE. Owner shall pay Design-Builder in accordance with the terms of Article 10, the sum of Seventy-five Million Eight Hundred Forty-one Thousand Seven Hundred Forty Dollars ($75,841,740) ("Contract Price"), subject to adjustments made in accordance with

Article 13. The Contract Price includes a Two Million Dollar ($2,000,000) allowance for pollution control equipment; the purpose for which is to reduce or control SOx emissions. Design and installation costs shall be at no markup to Owner, and the $2,000,000 is a maximum not to exceed cost to the Owner. Unless otherwise provided in the Contract Documents, the Contract Price is deemed to include all sales, use, consumer and other taxes mandated by applicable Legal Requirements. Design-Builder and Owner acknowledge that a portion of the Project is exempt from sales tax, and Design-Builder agrees to reasonably cooperate with Owner in claiming any applicable refund of sales tax paid by Owner by providing reasonable documentation directly to the State Tax Agency only. Any refund of such taxes Owner receives for the Project will be split evenly (50/50) with the Design-Builder. The Contract Price assumes the use of non-union labor. If Legal Requirements require Owner or Owner otherwise requires Design-Builder to use union labor, the Contract Price shall be adjusted upwards to include any increased costs associated with the use of union labor.

                                   ARTICLE 10

                               PAYMENT PROCEDURES

     10.1 PAYMENT AT FINANCIAL CLOSE. As part of the Contract Price, Owner shall pay Design-Builder Five Million Dollars ($5,000,000) as soon as allowed by its organizational documents and any other agreements or laws and at the latest, at Financial Close, as a mobilization fee. "Financial Close" is defined as the execution by Owner of final loan documents (the "Financing Documents") providing for the advance of financing to Owner to construct the Project and the fulfillment of all conditions precedent thereunder necessary to permit the initial advance of funds to pay amounts due under this Agreement. The Five Million Dollar ($5,000,000) mobilization fee payment shall be subject to retainage as provided by Section 10.2.7.

     10.2 PROGRESS PAYMENTS

          10.2.1 APPLICATION FOR PAYMENT. On or before the twenty-fifth (25th) day of each month beginning with the first month following the Notice to Proceed, Design-Builder shall submit to Owner its request for payment for all Work performed and not paid for during the previous Pay Period (the "Application for Payment").

          10.2.2 The Application for Payment shall constitute Design-Builder's representation that the Work has been performed consistent with the Contract Documents and has progressed to the point indicated in the Application for Payment. Title to the Work shall pass to Owner free and clear of all claims, liens, encumbrances, and security interests upon Design-Builder's receipt of payment therefor, or upon the incorporation of the Work into the Project, whichever occurs earlier.

          10.2.3 Within ten (10) days after Owner's receipt of each properly submitted Application for Payment, Owner shall pay Design-Builder all amounts properly due, but in each case less the total of payments previously made, and less amounts properly withheld under this Agreement.

          10.2.4 The Application for Payment may request payment for equipment and materials not yet incorporated into the Project; provided that (i) Owner is satisfied that the equipment and materials are suitably stored at either the Site or another acceptable location, (ii) the equipment and materials are protected by suitable insurance, and (iii) upon payment, Owner will receive the equipment and materials free and clear of all liens and encumbrances except for liens of the Lenders and other liens and encumbrances permitted under the Financing Documents.

          10.2.5 SCHEDULE OF VALUES. Attached as Exhibit E is the "Schedule of Values" for all of the Work. The Schedule of Values (i) subdivides the Work into its respective parts, (ii) includes values for all items comprising the Work, and (iii) serves as the basis for monthly progress payments made to Design-Builder throughout the Work.

          10.2.6 WITHHOLDING OF PAYMENTS. On or before the date set forth in
Section 10.2.3, Owner shall pay Design-Builder all amounts properly due. If Owner determines that Design-Builder is not entitled to all or part of an Application for Payment, it will notify Design-Builder in writing at least five
(5) days prior to the date payment is due. The notice shall indicate the specific amounts Owner intends to withhold, the reasons and contractual basis for the withholding, and the specific measures Design-Builder must take to rectify Owner's concerns. Design-Builder and Owner will attempt to resolve Owner's concerns prior to the date payment is due. If the parties cannot resolve such concerns, Design-Builder may pursue its rights under the Contract Documents, including those under Article 19. Notwithstanding anything to the contrary in the Contract Documents, Owner shall pay Design-Builder all undisputed amounts in an Application for Payment within the times required by the Agreement.

          10.2.7 RETAINAGE ON PROGRESS PAYMENTS. Owner will retain five (5%) of each payment In addition. Owner shall retain 5% of the pollution control equipment related payments (the Two Million Dollar allowance referred to in Section 9.1) until successful completion of all compliance tests. Owner will also reasonably consider reducing retainage for Subcontractors completing their work early in the Project. Upon Substantial Completion of the entire Work or, if applicable, any portion of the Work, pursuant to Section 6.4, Owner shall release to Design-Builder all retained amounts relating, as applicable, to the entire Work or completed portion of the Work, less an amount equal to the reasonable value of all remaining or incomplete items of Work as noted in the Certificate of Substantial Completion, provided that such payment shall only be made if Design-Builder has met the Performance Guarantee Criteria listed in Exhibit A

     10.3 FINAL PAYMENT. Design-Builder shall deliver to Owner a request for final payment (the "Final Application for Payment") when Design-Builder believes Final Completion has been achieved in accordance with Section 6.5. Owner shall make final payment within thirty (30) days after Owner's receipt of the Final Application for Payment.

     10.4 FAILURE TO PAY AMOUNTS DUE.

          10.4.1 INTEREST. Payments which are due and unpaid by Owner to Design-Builder, whether progress payments or final payment, shall bear interest commencing five (5) days after payment is due at the rate of ten percent (10%) per annum. This interest shall not apply to any amount actually adjudged to be in dispute.

          10.4.2 RIGHT TO SUSPEND WORK. If Owner fails to pay Design-Builder any undisputed amount that becomes due, Design-Builder, in addition to all other remedies provided in the Contract Documents, may stop Work pursuant to Section
15.4 hereof. All payments properly due and unpaid shall bear interest at the rate set forth in Section 10.4.1.

     10.5 DESIGN-BUILDER'S PAYMENT OBLIGATIONS. Design-Builder will pay Design Consultants and Subcontractors, in accordance with its contractual obligations to such parties, all the amounts Design-Builder has received from Owner on account of their work. Design-Builder will impose similar requirements on Design Consultants and Subcontractors to pay those parties with whom they have contracted. Design-Builder will indemnify and defend Owner against any claims for payment and mechanic's liens as set forth in Section 14.3 hereof.

     10.6 RECORD KEEPING AND FINANCE CONTROLS. With respect to changes in the Work performed on a cost basis by Design-Builder pursuant to the Contract Documents, Design-Builder shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management, using accounting and control systems in accordance with generally accepted accounting principles and as may be provided in the Contract Documents. During the performance of the Work and for a period of three (3) years after Final Payment, Owner and Owner's accountants shall be afforded access from time to time, upon reasonable notice, to Design-Builder's records, books, correspondence, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to changes in the Work performed on a cost basis in accordance with the Contract Documents, all of which Design-Builder shall preserve for a period of three (3) years after Final Payment.

                                   ARTICLE 11

               HAZARDOUS CONDITIONS AND DIFFERING SITE CONDITIONS

     11.1 HAZARDOUS CONDITIONS.

          11.1.1 Unless otherwise expressly provided in the Contract Documents to be part of the Work, Design-Builder is not responsible for any Hazardous Conditions encountered at the Site. Upon encountering any Hazardous Conditions, Design-Builder will stop Work immediately in the affected area and as promptly as practicable notify Owner and, if required by Legal Requirements, all government or quasi-government entities with jurisdiction over the Project or Site.

          11.1.2 Upon receiving notice of the presence of suspected Hazardous Conditions, Owner shall take the necessary measures required to ensure that the Hazardous Conditions are remediated or rendered harmless. Such necessary measures shall include Owner retaining qualified independent experts to (i) ascertain whether Hazardous Conditions have actually been encountered, and, if they have been encountered, (ii) prescribe the remedial measures that Owner must take either to remove the Hazardous Conditions or render the Hazardous Conditions harmless.

          11.1.3 Design-Builder shall be obligated to resume Work at the affected area of the Project only after Owner's expert provides it with written certification that (i) the Hazardous Conditions have been removed or rendered harmless, and (ii) all necessary approvals have been obtained from all government entities having jurisdiction over the Project or Site.

          11.1.4 Design-Builder will be entitled, in accordance with this
Article 11, to an adjustment in its Contract Price and/or Contract Time(s) to the extent Design-Builder's cost and/or time of performance have been adversely impacted by the presence of Hazardous Conditions.

          11.1.5 To the fullest extent permitted by law, Owner shall indemnify, defend and hold harmless Design-Builder, Design Consultants, Subcontractors, anyone employed directly or indirectly for any of them, and their officers, directors, employees and agents, from and against any and all claims, losses, damages, liabilities and expenses, including attorneys' fees and expenses, arising out of or resulting from the presence, removal or remediation of Hazardous Conditions at the Site.

          11.1.6 Notwithstanding the preceding provisions of this Section 11.1, Owner is not responsible for Hazardous Conditions introduced to the Site by Design-Builder, Subcontractors or anyone for whose acts they may be liable. Design-Builder shall indemnify, defend and hold harmless Owner and Owner's officers, directors, employees and agents from and against all claims, losses, damages, liabilities and expenses, including attorneys' fees and expenses, arising out of or resulting from those Hazardous Conditions introduced to the Site by Design-Builder, Subcontractors or anyone for whose acts they may be liable.

     11.2 DIFFERING SITE CONDITIONS.

          11.2.1 Concealed or latent physical conditions or subsurface conditions at the Site that (i) materially differ from the conditions indicated in the Contract Documents, or (ii) are of an unusual nature, differing materially from the conditions ordinarily encountered and generally recognized as inherent in the Work are collectively referred to herein as "Differing Site Conditions." If Design-Builder encounters a Differing Site Condition, Design-Builder will be entitled to an adjustment in the Contract Price and/or Contract Time(s) to the extent Design-Builder's cost and/or time of performance are adversely impacted by the Differing Site Condition.

          11.2.2 Upon encountering a Differing Site Condition, Design-Builder shall provide prompt written notice to Owner of such condition, which notice shall not be later than fourteen (14) business days after such condition has been encountered. Design-Builder shall, to the extent reasonably possible, provide such notice before the Differing Site Condition has been substantially disturbed or altered.

                                   ARTICLE 12

                   FORCE MAJEURE; CHANGE IN LEGAL REQUIREMENTS

     12.1 FORCE MAJEURE EVENT. If Design-Builder is delayed in the performance of the Work due to acts, omissions, conditions, events, or circumstances beyond its control and due to no fault of its own or those for whom Design-Builder is responsible, the Contract Time(s) for performance shall be reasonably extended by Change Order. By way of example, events that will entitle Design-Builder to an extension of the Contract Time(s) include acts or omissions of Owner or anyone under Owner's control (including separate contractors), changes in the Work, Differing Site Conditions. Hazardous Conditions, wars (declared or not), hostilities, blockade, revolution, insurrection, riot, fire, floods, earthquakes, storms, labor disputes, unusual delay in transportation, delay in the delivery of materials or equipment that is beyond the control of Design-Builder, epidemics abroad, adverse weather conditions not reasonably anticipated, or similar acts of God, strikes or other labor difficulties ("Force Majeure Event").

     12.2 EFFECT OF FORCE MAJEURE EVENT. Neither party shall be considered in default in the performance of any of the obligations contained in the Contract Documents, except for the Owners or the Design-Builder's obligations to pay money. If either party is rendered wholly or partly unable to perform its obligations under the Contract Documents because of a Force Majeure Event, such party will be excused from performance affected by the Force Majeure Event to the extent and for the period of time so affected; provided that:

          a) the nonperforming party gives the other party notice describing the event or circumstance;

          b) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event;

          c) when the nonperforming party is able to resume performance of its obligations under the Contract Documents, that party shall give the other party written notice to that effect; and

          d) in addition to Design-Builder's right to a time extension for those events set forth in Section 12.1 above, Design-Builder shall also be entitled to an appropriate adjustment of the Contract Price provided, however, that the Contract Price shall not be adjusted for those events set forth in Section 12.1 above that are beyond the control of both Design-Builder and Owner.

     12.3 CHANGE IN LEGAL REQUIREMENTS. The Contract Price and/or the Contract Time(s) shall be adjusted to compensate Design-Builder for the effects of any changes to the Legal Requirements that occur after the date of this Agreement affecting the performance of the Work. Such effects may include, without limitation, revisions Design-Builder is required to make to the Construction Documents because of changes in Legal Requirements.

                                   ARTICLE 13

          CHANGES TO THE CONTRACT PRICE AND SCHEDULED COMPLETION DATES

     13.1 CHANGE ORDERS.

          13.1.1 A Change Order is a written instrument issued after execution of this Agreement signed by Owner and Design-Builder, stating their agreement upon all of the following:

               a)   The scope of the change in the Work;

               b)   The amount of the adjustment to the Contract Price; and

               c)   The extent of the adjustment to the Contract Time(s).

          13.1.2 All changes in the Work authorized by an applicable Change Order shall be performed under the applicable conditions of the Contract Documents. Owner and Design-Builder shall negotiate in good faith and as expeditiously as possible the appropriate adjustments for such changes.

          13.1.3 If Owner requests a proposal for a change in the Work from Design-Builder and subsequently elects not to proceed with the change, a Change Order shall be issued to reimburse Design-Builder for reasonable costs incurred for estimating services, design services and any other services involved in the preparation of proposed revisions to the Contract Documents.

     13.2 CONTRACT PRICE ADJUSTMENTS.

          13.2.1 The increase or decrease in Contract Price resulting from a change in the Work shall be a mutually accepted lump sum, properly itemized and supported by sufficient substantiating data to permit evaluation by Owner.

          13.2.2 If Owner and Design-Builder disagree upon whether Design-Builder is entitled to be paid for any services required by Owner, or if there are any other disagreements over the scope of Work or proposed changes to the Work, Owner and Design-Builder shall resolve the disagreement pursuant to
Article 19 hereof. As part of the negotiation process, Design-Builder shall furnish Owner with a good faith estimate of the costs to perform the disputed services in accordance with Owner's interpretations. If the parties are unable to agree and Owner expects Design-Builder to perform the services in accordance with Owner's interpretations, Design-Builder shall proceed to perform the disputed services, conditioned upon Owner issuing a written order to Design-Builder (i) directing Design-Builder to proceed, and (ii) specifying Owner's interpretation of the services that are to be performed. If this occurs, Design-Builder shall be entitled to submit in its Applications for Payment an amount equal to fifty percent (50%) of its reasonable estimated direct cost to perform the services, and Owner agrees to pay such amounts, with the express understanding that (x) such payment by Owner does not prejudice Owner's right to argue that it has no responsibility to pay for such services, and (y) receipt of such payment by

Design-Builder does not prejudice Design-Builder's right to seek full payment of the disputed services if Owner's order is deemed to be a change to the Work.

     13.3 EMERGENCIES. In any emergency affecting the safety of persons and/or property, Design-Builder shall act, at its discretion, to prevent threatened damage, injury or loss and shall notify the Owner as soon as practicable. Any change in the Contract Price and/or the Contract Time(s) on account of emergency work shall be determined as provided in this Article 13.

     13.4 REQUESTS FOR CONTRACT ADJUSTMENTS AND RELIEF. If either Design-Builder or Owner believes that it is entitled to relief against the other for any event arising out of or related to the Work or Project, such party shall provide written notice to the other party of the basis for its claim for relief. Such notice shall, if possible, be made prior to incurring any cost or expense and in accordance with the notice requirements contained Section 20.7. In the absence of any specific notice requirement, written notice shall be given within a reasonable time, not to exceed twenty-one (21) days, after the occurrence giving rise to the claim for relief or after the claiming party reasonably should have recognized the event or condition giving rise to the request, whichever is later. Such notice shall include sufficient information to advise the other party of the circumstances giving rise to the claim for relief, the specific contractual adjustment or relief requested and the basis of such request.

     13.5 CONTRACT TIME ADJUSTMENT. Design-Builder shall be entitled to an extension of the Scheduled Substantial Completion Date or Final Completion Date to the extent the Plant is unable to operate as expected not due to any act or omission of the Design-Builder, in addition to time extensions available due to an event as described in Section 12.1.

                                   ARTICLE 14

                                    INDEMNIFY

     14.1 PATENT AND COPYRIGHT INFRINGEMENT.

          14.1.1 Design-Builder shall defend any action or proceeding brought against Owner, its officers, directors, employees and agents ("Owner Indemnified Parties") based on any claim that the Work, or any part thereof, or the operation or use of the Work or any part thereof, constitutes infringement of any United States patent or copyright, now or hereafter issued. Owner shall give prompt written notice to Design-Builder of any such action or proceeding and will reasonably provide authority, information and assistance in the defense of same. Design-Builder shall indemnify and hold harmless Owner Indemnified Parties from and against all damages and costs, including but not limited to, attorneys' fees and expenses awarded against Owner or Design-Builder in any such action or proceeding. Design-Builder agrees to keep Owner informed of all developments in the defense of such actions.

          14.1.2 If Owner is enjoined from the operation or use of the Work or any part thereof, as the result of any patent or copyright suit, claim, or proceeding, Design-Builder shall at its sole expense take reasonable steps to procure the right to operate or use the Work. If Design-Builder cannot so procure such right within a reasonable time, Design-Builder shall promptly, at Design-

Builder's option and at Design-Builder's expense, (i) modify the Work so as to avoid infringement of any such patent or copyright or (ii) replace the Work with Work that does not infringe or violate any such patent or copyright.

          14.1.3 Sections 14.1.1 and 14.1.2 above shall not be applicable to any suit, claim or proceeding based on infringement or violation of a patent or copyright (i) relating solely to a particular process or product of a particular manufacturer specified by Owner and not offered or recommended by Design-Builder to Owner, or (ii) arising from modifications to the Work by Owner or its agents after acceptance of the Work, or (iii) relating to the operation or use of the Work by the Owner is a manner not permitted by this Agreement or the License Agreement attached to this Agreement as Exhibit D. If the suit, claim or proceeding is based upon events set forth in the preceding sentence, Owner shall defend, indemnify and hold harmless Design-Builder to the same extent Design-Builder is obligated to defend, indemnify and hold harmless Owner in
Section 14.1.1 above.

          14.1.4 The obligations set forth in this Section 14.1 shall constitute the sole agreement between the parties relating to liability for infringement of violation of any patent or copyright.

     14.2 TAX CLAIM INDEMNIFICATION. If, in accordance with Owner's direction, an exemption for all or part of the Work is claimed for taxes, Owner shall indemnify, defend and hold harmless Design-Builder from and against any liability, penalty, interest, fine, tax assessment, attorneys' fees or other expenses or costs incurred by Design-Builder as a result of any action taken by Design-Builder in accordance with Owner's directive.

     14.3 PAYMENT CLAIM INDEMNIFICATION. To the extent Design-Builder has received payment for the Work. Design-Builder shall indemnify, defend and hold harmless Owner Indemnified Parties from any claims or mechanic's liens brought against Owner Indemnified Parties or against the Project as a result of the failure of Design-Builder, or those for whose acts it is responsible, to pay for any services, materials, labor, equipment, taxes or other items or obligations furnished or incurred for or in connection with the Work. Within three (3) business days of receiving written notice from Owner that such a claim or mechanic's lien has been filed, Design-Builder shall commence to take the steps necessary to discharge such claim or lien, including, if necessary, the furnishing of a mechanic's lien bond. If Design-Builder fails to do so, Owner will have the right to discharge the claim or lien and hold Design-Builder liable for costs and expenses incurred, including attorneys' fees.

     14.4 DESIGN-BUILDER'S GENERAL INDEMNIFICATION.

          14.4.1 Design-Builder, to the fullest extent permitted by law, shall indemnify, hold harmless and defend Owner Indemnified Parties from and against claims, losses, damages, liabilities, including attorneys' fees and expenses, for bodily injury, sickness or death, and property damage or destruction (other than to the Work itself) to the extent resulting from the negligent acts or omissions of Design-Builder, Design Consultants, Subcontractors, anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable.

          14.4.2 If an employee of Design-Builder, Design Consultants, Subcontractors, anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable has a claim against Owner Indemnified Parties, Design-Builder's indemnity obligation set forth in Section 14.4.1 above shall not be limited by any limitation on the amount of damages, compensation or benefits payable by or for Design-Builder, Design Consultants, Subcontractors, or other entity under any employee benefit acts, including workers' compensation or disability acts.

     14.5 OWNER'S GENERAL INDEMNIFICATION. Owner, to the fullest extent permitted by law, shall indemnify, hold harmless and defend Design-Builder and any of Design-Builder's officers, directors, employees, or agents from and against claims, losses, damages, liabilities, including attorneys' fees and expenses, for bodily injury, sickness or death, and property damage or destruction (other than to the Work itself) to the extent resulting from the negligent acts or omissions of Owner, its officers, directors, employees, agents, and Owner's separate contractors or anyone for whose acts any of them may be liable.

                                   ARTICLE 15

                        STOP WORK; TERMINATION FOR CAUSE

     15.1 OWNER'S RIGHT TO STOP WORK. Owner may, without cause and for its convenience, order Design-Builder in writing to stop and suspend the Work. Such suspension shall not exceed sixty (60) consecutive days or aggregate more than ninety (90) days during the duration of the Project. Design-Builder is entitled to seek an adjustment of the Contract Price and/or the Contract Time(s) if its cost or time to perform the Work has been adversely impacted by any suspension or stoppage of work by Owner.

     15.2 OWNER'S RIGHT TO PERFORM AND TERMINATE FOR CAUSE.

          15.2.1 If Design-Builder persistently fails to (i) provide a sufficient number of skilled workers, (ii) supply the materials required by the Contract Documents, (iii) comply with applicable Legal Requirements, (iv) timely pay, without cause, Design Consultants or Subcontractors, (v) prosecute the Work with promptness and diligence to ensure that the Work is completed by the Contract Time(s), as such times may be adjusted, or (vi) perform material obligations under the Contract Documents, then Owner, in addition to any other rights and remedies provided in the Contract Documents or by law, shall have the rights set forth in Sections 15.2.2 and 15.2.3 below.

          15.2.2 Upon the occurrence of an event set forth in Section 15.2.1 above, Owner may provide written notice to Design-Builder that it intends to terminate the Agreement unless the problem cited is cured, or commenced to be cured, within seven (7) days of Design-Builder's receipt of such notice. If Design-Builder fails to cure, or reasonably commence to cure, such problem, then Owner may give a second written notice to Design-Builder of its intent to terminate within an additional seven (7) day period. If Design-Builder, within such second seven (7) day period, fails to cure, or reasonably commence to cure, such problem, then Owner may declare the Agreement terminated for default by providing written notice to Design-Builder of such declaration.

          15.2.3 Upon declaring the Agreement terminated pursuant to Section
15.2.2 above, Owner may enter upon the premises and take possession, for the purpose of completing the Work, of all materials, equipment, scaffolds, tools, appliances and other items thereon, which have been purchased for the performance of the Work, all of which Design-Builder hereby transfers, assigns and sets over to Owner for such purpose, and to employ any person or persons to complete the Work and provide all of the required labor, services, materials, equipment and other items. In the event of such termination, Design-Builder shall not be entitled to receive any further payments under the Contract Documents until the Work shall be finally completed in accordance with the Contract Documents. At such time, if the unpaid balance of the Contract Price exceeds the cost and expense incurred by Owner in completing the Work, such excess shall be paid by Owner to Design-Builder. If Owner's cost and expense of completing the Work exceeds the unpaid balance of the Contract Price, then Design-Builder shall be obligated to pay the difference to Owner. Such costs and expense shall include not only the cost of completing the Work, but also losses, damages, costs and expenses, including attorneys' fees and expenses, incurred by Owner in connection with the re-procurement and defense of claims arising from Design-Builder's default, subject to the waiver of consequential damages set forth in Section 19.4 hereof.

          15.2.4 If Owner improperly terminates the Agreement for cause, the termination for cause will be converted to a termination for convenience in accordance with the provisions of Section 153.

     15.3 OWNER'S RIGHT TO TERMINATE FOR CONVENIENCE.

          15.3.1 Upon ten (10) days' written notice to Design-Builder, Owner may, for its convenience and without cause, elect to terminate this Agreement. In such event, Owner shall pay Design-Builder for the following:

          a) To the extent not already paid, all Work executed, and for proven loss, cost or expense in connection with the Work;

          b) The reasonable costs and expenses attributable to such termination, including demobilization costs and amounts due in settlement of terminated contracts with Subcontractors and Design Consultants;;

          c) Overhead and profit margin in the amount of fifteen percent (15%) on the sum of items (a) and (b) above, except that overhead and profit shall not be due regarding amounts due in settlement of terminated contracts with subcontractors and design consultants; and

          d) all retainage withheld by Owner on account of Work that has been completed in accordance with the Contract Documents.

          15.3.2 If Owner terminates this Agreement pursuant to this Section
15.3 above and proceeds to design and construct the Project through its employees, agents or third parties, Owner's rights to use the Work Product shall be as set forth in Section 5.3.

     15.4 DESIGN-BUILDER'S RIGHT TO STOP WORK.

          15.4.1 Design-Builder may, in addition to any other rights afforded under the Contract Documents or at law, stop work for the following reasons:

               a) Owner's failure to provide financial assurances as required under Section 4.3: or

               b) Owner's failure to pay amounts properly due under Design-Builder's Application for Payment.

          15.4.2 If any of the events set forth in Section 15.4.1 above occur Design-Builder has the right to stop work by providing written notice to Owner that Design-Builder will stop work unless such event is cured within seven (7) days from Owner's receipt of Design-Builder's notice. If Owner fails to cure or reasonably commence to cure, such problem, then Design-Builder may give a second written notice to Owner of its intent to stop work within an additional seven
(7) day period. If Owner, within such second seven (7) day period, fails to cure, or reasonably commence to cure, such problem, then Design-Builder may stop work. In such case, Design-Builder shall be entitled to make a claim for adjustment to the Contract Price and Contract Time(s) to the extent it has been adversely impacted by such stoppage.

     15.5 DESIGN-BUILDER'S RIGHT TO TERMINATE FOR CAUSE.

          15.5.1 Design-Builder, in addition to any other rights and remedies provided in the Contract Documents or by law, may terminate the Agreement for cause for the following reasons:

               a) The Work has been stopped for sixty (60) consecutive days, or more than ninety (90) days during the duration of the Project, because of court order, any government authority having jurisdiction over the Work, or orders by Owner under Section 15.1 hereof, provided that such stoppages are not due to the acts or omissions of Design-Builder or anyone for whose acts Design-Builder may be responsible.

               b) Owner's failure to provide Design-Builder with any information, permits or approvals that are Owner's responsibility under the Contract Documents which result in the Work being stopped for sixty (60) consecutive days, or more than ninety (90) days during the duration of the Project, even though Owner has not ordered Design-Builder in writing to stop and suspend the Work pursuant to Section 15.1 hereof.

               c) Owner fails to make available to Design-Builder the Plant as required in Exhibit C which result in the Work being stopped for sixty
     (60) consecutive days, or more than ninety (90) days during the duration of the Project even though Owner has not ordered Design-Builder in writing to stop and suspend the Work pursuant to Section 15.1 hereof.

               d) Owner's failure to cure the problems set forth in Section
     15.4.1 above after Design-Builder has stopped the Work.

          15.5.2 Upon the occurrence of an event set forth in Section 15.5.1 above, Design-Builder may elect to terminate this Agreement by providing written notice to Owner that it intends to terminate the Agreement unless the problem cited is cured, or commenced to be cured, within seven (7) days of Owner's receipt of such notice. If Owner fails to cure, or reasonably commence to cure, such problem, then Design-Builder may give a second written notice to Owner of its intent to terminate within an additional seven (7) day period. If Owner, within such second seven (7) day period, fails to cure, or reasonably commence to cure, such problem, then Design-Builder may declare the Agreement terminated for default by providing written notice to Owner of such declaration. In such case, Design-Builder shall be entitled to recover in the same manner as if Owner had terminated the Agreement for its convenience under Section 15.3.

     15.6 BANKRUPTCY OF OWNER OR DESIGN-BUILDER.

          15.6.1 If either Owner or Design-Builder institutes or has instituted against it a case under the United States Bankruptcy Code (such party being referred to as the "Bankrupt Party"), such event may impair or frustrate the Bankrupt Party's ability to perform its obligations under the Contract Documents. Accordingly, should such event occur:

               a) The Bankrupt Party, its trustee or other successor, shall furnish, upon request of the non-Bankrupt Party, adequate assurance of the ability of the Bankrupt Party to perform all future material obligations under the Contract Documents, which assurances shall be provided within ten
     (10) days after receiving notice of the request; and

               b) The Bankrupt Party shall file an appropriate action within the bankruptcy court to seek assumption or rejection of the Agreement within sixty (60) days of the institution of the bankruptcy filing and shall diligently prosecute such action.

          15.6.2 If the Bankrupt Party fails to comply with its foregoing obligations, the non-Bankrupt Party shall be entitled to request the bankruptcy court to reject the Agreement, declare the Agreement terminated and pursue any other recourse available to the non-Bankrupt Party under this Article 15.

          15.6.3 The rights and remedies under this Section 15.6 above shall not be deemed to limit the ability of the non-Bankrupt Party to seek any other rights and remedies provided by the Contract Documents or by law, including its ability to seek relief from any automatic stays under the United States Bankruptcy Code or the right of Design-Builder to stop Work under any applicable provision of this Agreement.

     15.7 LENDERS RIGHT TO CURE. At any time after the occurrence of any event set forth in Section 15.4.1 or Section 15.5.1, the Lenders shall have the right, but not the obligation, to cure such default on behalf of Owner.

                                   ARTICLE 16

                         REPRESENTATIVES OF THE PARTIES

     16.1 OWNER'S REPRESENTATIVES. Owner designates the individual listed below as its Senior Representative ("Owner's Senior Representative"), which individual has the authority and responsibility for avoiding and resolving disputes under
Article 19:

AMBROSE HOFF
CHAIRMAN
3754 HIGHWAY 85
RICHARDTON, ND 58652
TELEPHONE: (701) 974-4733

Owner designates the individual listed below as its Owner's Representative, which individual has the authority and responsibility set forth in Section 4.4:

MICK J. MILLER
GENERAL MANAGER
3754 HIGHWAY 85
RICHARDTON, ND 58652
TELEPHONE: (701) 974-4733

     16.2 DESIGN-BUILDER'S REPRESENTATIVES. Design-Builder designates the individual listed below as its Senior Representative ("Design-Builder's Senior Representative"), which individual has the authority and responsibility for avoiding and resolving disputes under Article 19:

ROLAND "RON" FAGEN
CEO AND PRESIDENT
501 W. HIGHWAY 212
P.O. BOX 159
GRANITE FALLS, MN 56241
TELEPHONE: (320) 564-3324

Design-Builder designates the individual listed below as its Design-Builder's Representative, which individual has the authority and responsibility set forth in Section 3.1:

AARON FAGEN
CHIEF OPERATING OFFICER
501 W. HIGHWAY 212
P.O. BOX 159
GRANITE FALLS, MN 56241
TELEPHONE: (320) 564-3324

                                   ARTICLE 17

                                    INSURANCE

     17.1 INSURANCE. Design-Builder shall procure and maintain in force through the Final Completion Date the following insurance coverages with the policy limits indicated, and otherwise in compliance with the provisions of this
Agreement:

Commercial General Liability:

   General Aggregate
   Products-Comp/Op AGG             $ 2,000,000
   Personal & Adv Injury            $ 1,000,000
      Each Occurrence               $ 1,000,000
   Fire Damage (Any one fire)       $    50,000
   Med Exp (Any one person)         $     5,000

Automobile Liability:

   Combined Single Limit
   Each Occurrence                  $ 1,000,000

Excess Liability - Umbrella Form:

   Each Occurrence                  $20,000,000
   Aggregate                        $20,000,000

Workers' Compensation

   Statutory limits as required by the state in which the Work is performed.

Employers' Liability:
   Each Accident                    $ 1,000,000
   Disease-Policy Limit             $ 1,000,000
   Disease-Each Employee            $ 1,000,000

     Prior to Design-Builder commencing any Work:

     - Owner shall obtain a builder's risk policy naming Owner as the insured, with Design-Builder and its subcontractors as additional insureds, in an amount not less than the Contract Price.

     - Owner shall also obtain Boiler and Machinery Insurance protecting Owner, Design-Builder, Design Consultants, Subcontracts and Subcontractors.

     - In addition. Owner shall obtain terrorism coverage as described by the Terrorism Risk Insurance Act of 2002.

     17.2 DESIGN-BUILDER'S INSURANCE REQUIREMENTS

          17.2.1 Design-Builder is responsible for procuring and maintaining from insurance companies authorized to do business in the state in which the Project is located, and with the minimum rating set forth below, the following insurance coverages for certain claims which may arise from or out of the performance of the Work and obligations under the Contract Documents:

               a) Coverage for claims arising under workers' compensation, disability and other similar employee benefit laws applicable to the Work;

               b) Coverage for claims by Design-Builder's employees for bodily injury, sickness, disease, or death;

               c) Coverage for claims by any person other than Design-Builder's employees for bodily injury, sickness, disease, or death;

               d) Coverage for usual personal injury liability claims for damages sustained by a person as a direct or indirect result of Design-Builder's employment of the person, or sustained by any other person;

               e) Coverage for claims for damages (other than to the Work) because of injury to or destruction of tangible property, including loss of use;

               f) Coverage for claims of damages because of personal injury or death, or property damage resulting from ownership, use and maintenance of any motor vehicle: and

               g) Coverage for contractual liability claims arising out of Design-Builder's obligations under Section 14.4.

          17.2.2 Design-Builder's liability insurance required by this Section
17.2 above shall be written for the coverage amounts set forth in Section 17.1 and shall include completed operations insurance for the period of time set forth in the Agreement.

          17.2.3 Design-Builder's liability insurance set forth in Sections
17.2.1 (a) through (g) above shall specifically delete any design-build or similar exclusions that could compromise coverages because of the design-build delivery of the Project.

          17.2.4 To the extent Owner requires Design-Builder or any Design Consultant to provide professional liability insurance for claims arising from the negligent performance of design services by Design-Builder or the Design Consultant, the coverage limits, duration and other specifics of such insurance shall be as set forth in the Agreement. Any professional liability shall specifically delete any design-build or similar exclusions that could compromise coverages because of the design-build delivery of the Project. Such policies shall be provided prior to the commencement of any design services hereunder.

          17.2.5 Prior to commencing any construction services hereunder, Design-Builder shall provide Owner with certificates evidencing that (i) all insurance obligations required by the Contract Documents are in full force and in effect and will remain in effect for the duration required by the Contract Documents and (ii) no insurance coverage required hereunder will be canceled, renewal refused, or materially changed unless at least thirty (30) days prior written notice is given to Owner.

     17.3 OWNER'S LIABILITY INSURANCE. Owner shall procure and maintain from insurance companies authorized to do business in the state in which the Project is located such liability insurance to protect Owner from claims which may arise from the performance of Owner's obligations under the Contract Documents or Owner's conduct during the course of the Project.

     17.4 OWNER'S PROPERTY INSURANCE.

          17.4.1 Unless otherwise provided in the Contract Documents, Owner shall procure and maintain from insurance companies authorized to do business in the state in which the Project is located property insurance upon the entire Project to the full insurable value of the Project, including professional fees, overtime premiums and all other expenses incurred to replace or repair the insured property. The property insurance obtained by Owner shall include as additional insureds the interests of Owner, Design-Builder, Design Consultants, Subcontractors and Sub-Subcontractors, the Lenders and Lenders' Agent and shall insure against the perils of fire and extended coverage, theft, vandalism, malicious mischief, collapse, flood, earthquake, debris removal and other perils or causes of loss as called for in the Contract Documents. The property insurance shall include physical loss or damage to the Work, including materials and equipment in transit, at the Site or at another location as may be indicated in Design-Builder's Application for Payment and approved by Owner.

          17.4.2 Unless the Contract Documents provide otherwise, Owner shall procure and maintain boiler and machinery insurance that will include the interests of Owner, Design-Builder, Design Consultants, Subcontractors and Sub-Subcontractors.

          17.4.3 Prior to Design-Builder commencing any Work, Owner shall provide Design-Builder with certificates evidencing that (i) all Owner's insurance obligations required by the Contract Documents are in full force and in effect and will remain in effect until Design-Builder has completed all of the Work and has received final payment from Owner, and (ii) no insurance coverage will be canceled, renewal refused, or materially changed unless at least thirty (30) days prior written notice is given to Design-Builder. Owner's property insurance shall not lapse or be cancelled if Owner occupies a portion of the Work pursuant to Section 6.5.3. Owner shall provide Design-Builder with the necessary endorsements from the insurance company prior to occupying a portion of the Work.

          17.4.4 Any loss covered under Owner's property insurance shall be adjusted with Owner and Design-Builder and made payable to both of them as trustees for the insureds as their interests may appear, subject to any applicable mortgage clause. All insurance proceeds received as a result of any loss will be placed in a separate account and distributed in accordance with such agreement as the interested parties may reach. Any disagreement concerning the distribution of any proceeds will be resolved in accordance with Article 19 hereof.

          17.4.5 Owner and Design-Builder waive against each other and Owner's separate contractors. Design Consultants, Subcontractors, agents and employees of each and all of them all damages covered by property insurance provided herein, except such rights as they may have to the proceeds of such insurance. Design-Builder and Owner shall, where appropriate, require similar waivers of subrogation from Owner's separate contractors, Design Consultants and Subcontractors and shall require each of them to include similar waivers in their contracts.

     17.5 COORDINATION WITH LOAN DOCUMENTS. Notwithstanding anything herein to the contrary, all provisions relating to insurance and insurance proceeds shall be conformed to the requirements of the Lenders in connection with any financing.

                                   ARTICLE 18

                         REPRESENTATIONS AND WARRANTIES

     18.1 DESIGN-BUILDER AND OWNER REPRESENTATIONS AND WARRANTIES. Each of Design-Builder and Owner represents that:

          (1) If is duly organized, validly existing and in good standing under the laws of its formation and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

          (2) this Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding obligations of such party, enforceable against such party in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditor's rights or by general equitable principles;

          (3) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or violate (i) the certificate of incorporation or bylaws or equivalent organizational documents of such party, or (ii) any law applicable to such party and other than the permits listed on Exhibit G, such execution, delivery and performance of this Agreement does not require any governmental approval; and

          (4) there is no action pending or, to the knowledge of such party, threatened, which would hinder, modify, delay or otherwise adversely affect such party's ability to perform its obligations under the Contract Documents.

     18.2 DESIGN-BUILDER REPRESENTATION AND WARRANTIES. Design-Builder further represents that it has the necessary financial resources to fulfill its obligations under this Agreement.

                                   ARTICLE 19

                               DISPUTE RESOLUTION

     19.1 DISPUTE AVOIDANCE AND MEDIATION. The parties are fully committed to working with each other throughout the Project and agree to communicate regularly with each other at all times so as to avoid or minimize disputes or disagreements. If disputes or disagreements do arise, Design-Builder and Owner each commit to resolving such disputes or disagreements in an amicable, professional and expeditious manner so as to avoid unnecessary losses, delays and disruptions to the Work.

Design-Builder and Owner will first attempt to resolve disputes or disagreements at the field level through discussions between Design-Builder's Representative and Owner's Representative.

If a dispute or disagreement cannot be resolved through Design-Builder's Representative and Owner's Representative, Design-Builder's Senior Representative and Owner's Senior Representative, upon the request of either party, shall meet as soon as conveniently possible, but in no case later than thirty (30) days after such a request is made, to attempt to resolve such dispute or disagreement. Prior to any meetings between the Senior
Representatives, the parties will exchange relevant information that will assist the parties in resolving their dispute or disagreement.

If, after meeting, the Senior Representatives determine that the dispute or disagreement cannot be resolved on terms satisfactory to both parties, the parties shall submit the dispute or disagreement to non-binding mediation. The mediation shall be conducted by a mutually agreeable impartial mediator, or if the parties cannot so agree, a mediator designated by the American Arbitration Association ("AAA") pursuant to its Construction Industry Mediation Rules. The mediation will be governed by and conducted pursuant to a mediation agreement negotiated by the parties or, if the parties cannot so agree, by procedures established by the mediator.

     19.2 DUTY TO CONTINUE PERFORMANCE. Unless provided to the contrary in the Contract Documents, Design-Builder shall continue to perform the Work and Owner shall continue to satisfy its payment obligations to Design-Builder, pending the final resolution of any dispute or disagreement between Design-Builder and Owner.

     19.3 CONSEQUENTIAL DAMAGES.

          19.3.1 Notwithstanding anything herein to the contrary (except as set forth in Section 19.4.2 below), neither Design-Builder nor Owner shall be liable to the other for any consequential losses or damages, whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, including but not limited to, losses of use, profits, business, reputation or financing, except Design-Builder does not waive any such damages resulting from or arising out of any breach of Owner's duties and obligations under the limited license granted by Design-Builder to Owner pursuant to Article 5.

                                   ARTICLE 20

                                  MISCELLANEOUS

     20.1 ASSIGNMENT. Neither Design-Builder nor Owner shall, without the written consent of the other, which shall not be unreasonably withheld or delayed, assign, transfer or sublet any portion or part of the Work or the obligations required by the Contract Documents. Notwithstanding the foregoing, Owner may, assign all of its rights and obligations under the Contract Documents to its Lenders or Lenders' Agent as collateral security in connection with Owner obtaining or arranging any financing for the Plant; provided, however, Owner shall deliver, at least ten (10) days prior to any such assignment, to Design-Builder (a) written notice of such assignment and (b) a written instrument of assignment from the assignee in form and substance reasonably acceptable to Design-Builder. In respect to any assignment to the Lenders or Lenders' Agent, the written assignment may authorize such Lenders or Lenders' Agent, to subsequently assign their rights under the Contract Documents in connection with any foreclosure or other enforcement of their security interest, if such Lenders or Lenders' Agent comply with clauses (a) and (b) above with respect to such subsequent assignment. Design-Builder shall execute, if requested, a consent to assignment for the benefit of the Lenders and/or the Lenders' Agent, with respect to any such assignments.

     20.2 SUCCESSORS. Design-Builder and Owner intend that the provisions of the Contract Documents are binding upon the parties, their employees, agents, heirs, successors and assigns.

     20.3 GOVERNING LAW. The Agreement and all Contract Documents shall be governed by the laws of Minnesota, without giving effect to its conflict of law principles.

     20.4 SEVERABILITY. If any provision or any part of a provision of the Contract Documents shall be finally determined to be superseded, invalid, illegal, or otherwise unenforceable pursuant to any applicable Legal Requirements, such determination shall not impair or otherwise affect the validity, legality, or enforceability of the remaining provision or parts of the provision of the Contract Documents, which shall remain in full force and effect as if the unenforceable provision or part were deleted.

     20.5 NO WAIVER. The failure of either Design-Builder or Owner to insist, in any one or more instances, on the performance of any of the obligations required by the other under the Contract Documents shall not be construed as a waiver or relinquishment of such obligation or right with respect to future performance.

     20.6 HEADINGS. The headings used in this Agreement or any other Contract Document, are for ease of reference only and shall not in any way be construed to limit or alter the meaning of any provision.

     20.7 NOTICE. Whenever the Contract Documents require that notice be provided to a party, notice shall be delivered to such party at the address listed below and will be deemed to have been validly given (i) if delivered in person to the individual intended to receive such notice, (ii) four (4) days after being sent by registered or certified mail, postage prepaid to the address indicated in the Agreement or (iii) if transmitted by facsimile, by the time stated in a machine-generated confirmation that notice was received at the facsimile number of the intended recipient.

If to Design-Builder to:

   Fagen. Inc.
   501 W. Highway 212
   P.O. Box 159
   Granite Falls, MN 56241
   Attention: Aaron Fagen
   Fax: (320) 564-3278

with a copy to:

   Fagen. Inc.
   501 W. Highway 212
   P.O. Box 159
   Granite Falls, MN 56241
   Attention: Bruce Langseth
   Fax: (320) 564-3278

If to Owner, to:

   Red Trail Energy, LLC
   3754 Highway 85
   Richardton,ND 58652
   Attn: Ambrose Hoff and Frank Kirscheneiter
   Telephone: (701) 974-4733

with copies to:

   Michael J. Maus
   Hardy, Maus & Nordsven, P.C.
   137 First Avenue West
   PO Box 570
   Dickinson. ND 58602
   Telephone: (701) 483-4500
   Facsimile: (701) 483-4501

     20.8 NO PRIVITY WITH DESIGN CONSULTANT/SUBCONTRACTORS. Nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Owner and any Design Consultant or Subcontractor.

     20.9 AMENDMENTS. The Contract Documents may not be changed, altered, or amended in any way except in writing signed by a duly authorized representative of each party.

     20.10 COOPERATION WITH LENDERS AND INDEPENDENT ENGINEER.

          20.10.1 In connection with any financing of the Project, Design-Builder, at Owner's cost, shall, it so requested by Owner: (1) deliver to the Lenders or the agent acting on behalf of the Lenders ("Lenders' Agent") certified copies of its corporate charter and bylaws, resolutions, incumbency certificates, and/or legal opinions (covering such items as the validity and enforceability of the Contract Documents and the due organization and existence of Design-Builder).

          20.10.2 Design-Builder agrees that upon written notice that Owner has assigned its rights under the Contract Documents to Lenders' Agent as security for its obligations to Lenders: Design-Builder shall deliver to Lenders' Agent notices given under the Contract Documents to Owner at the same time and in the same manner as given to Owner; Lenders' Agent shall be entitled to exercise rights and to cure any defaults of Owner under the Contract Documents and Design-Builder shall accept such exercise or cure as though it had been done by Owner; and Design-Builder shall execute such further agreements or documents reasonably requested by Lenders' Agent providing assurances and other protections to Lenders in furtherance of the provisions set forth above in connection with the financing of the Work. Design-Builder further agrees that if Lenders succeed to the interests of Owner in foreclosure or otherwise, Design-Builder shall continue to perform in a timely manner its obligations under the Contract Documents and shall recognize Lenders or any substitute entity with proven sufficient financial and other resources to perform Owner's obligations hereunder nominated by Lenders, and accepted by Design-Builder, in the place of Owner.

          20.10.3 Design-Builder and Owner acknowledge that the Lenders, as a condition to providing financing for the Plant, shall require Owner to provide the Independent Engineer with certain participation and review rights with respect to Design-Builder's performance of the Work. Design-Builder acknowledges and agrees that such participation and review rights shall consist of the right to (i) enter the Site and inspect the Work upon reasonable notice to Design-Builder; (ii) attend all start-up and testing procedures; and (iii) review and approve such other items for which Owner is required by Lenders to obtain the concurrence, opinion or a certificate of the Independent Engineer or the Lenders pursuant to the Financing Documents which items do not materially alter the rights or impose additional obligations on Design-Builder (collectively, the "Oversight Items").

          20.10.4 Notwithstanding anything to the contrary contained in Section 20.10.3, all the rights of the Independent Engineer with respect to the Oversight Items derive from the corresponding rights of Owner under the Contract Documents, and as such, neither increase Owner's rights hereunder nor increase Design-Builder's obligations hereunder. The exercise of any such rights by Independent Engineer shall be completed within the same time periods as are set forth in the Contract Documents for the exercise of the corresponding rights by Owner and Owner shall be solely responsible for obtaining any review, inspection or approval from Independent Engineer as required by Lenders. Should Owner fail to provide any required response to Design-Builder within the time periods set forth in the Contract Documents due to the action or inaction of the Independent Engineer, such failure shall have the same effect under the Contract Documents as if such failure had been caused by the action or inaction of Owner.

          20.10.5 For purposes hereof, Design-Builder may rely solely upon Owner and shall have no duty to inquire as to whether or not the Independent Engineer has exercised its rights with respect to the Oversight Items or has provided Owner with any approval Owner may be required by Lenders to obtain from the Independent Engineer. Any right that the Independent Engineer has failed to exercise will be deemed waived.

OWNER:                                  DESIGN-BUILDER:

Red Trail Energy, LLC                   Fagen, Inc.
(Name of Owner)                         (Name of Design-Builder)


/s/ Ambrose R. Hoff                     /s/ Roland "Ron" Fagen
-------------------------------------   ----------------------------------------
(Signature)                             (Signature)

Ambrose R. Hoff                         Roland "Ron" Fagen
(Printed Name)                          (Printed Name)

President, RTE                          CEO and President
(Title)                                 (Title)

Date: 9/9/05                            Date: 9-20-05

                              EXHIBIT A

                   PERFORMANCE GUARANTEE CRITERIA

      CRITERIA              SPECIFICATION         TESTING STATEMENT        DOCUMENTATION
      --------              -------------         -----------------        -------------
Plant Capacity -       Operate at a rate of     Seven day              Production records
fuel grade ethanol     50 million gallons per   performance test       and written report
                       year of denatured fuel                          by Design-Builder.
                       grade ethanol meeting
                       the specifications of
                       ASTM 4806 based on 353
                       days of operation per
                       calendar year and
                       4.76% denaturant.

Corn to Ethanol        Not be less than 2.80    As determined by       Production records
Conversion ratio:      denatured gallons of     meter readings         and written analysis
Corn must be #2        ethanol per bushel       during a seven day     by Design-Builder.
Yellow or better       (56#) of corn            performance test.
54.6#/bushel min.,
16% or less
moisture, zero
aflatoxin tolerance

Electrical Energy      [ * ] kWh Per denatured  As determined by       Production records
                       gallon of fuel grade     meter readings         and written analysis
                       ethanol (less CO(2)      during a seven day     by Design-Builder.
                       plant) and chiller,      performance test.
                       and water supply
                       and treatment)

Coal                   Shall not exceed         As determined by       Production records
                       [ * ] Btu per            meter readings         and written analysis
                       denatured gallon of      during a seven day     by Design-Builder.
                       fuel grade ethanol.      performance test.
                       (This Performance
                       Criteria relates to
                       production of ethanol
                       and excludes any
                       energy usage that may
                       occur for drying
                       corn.)

Process Water          Zero gallons under       Process discharge      Control System
Discharge              normal operations.       meter.                 reports.

Air Emissions          Must meet the            As required by State   Written report by

[ * ] Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                       requirements             agency and performed   Owner's Air
                       prescribed as of the     by Owner's Air         Emission Tester.
                       date hereof by the ND    Emission Tester.
                       Department of Health-
                       Environmental Health
                       Section, Air Quality.
                       Design-Builder will
                       guarantee emissions
                       with the pollution
                       control equipment
                       allowance required by
                       Owner as referred to
                       in Sections 7.1.1 and
                       9.1.

Dry Distiller Grains   Dry all DDGS to          Determined from        Production records
With Soluables         produce 11% moisture     calculation of mass    and written analysis
                       DDGS                     flow from centrifuge   by Design-Builder.
                                                and dryers in a 7
                                                day performance test.

DISCLAIMER: Owner's failure to materially comply with the operating procedures issued by ICM, Inc./Fagen, Inc. shall void all performance guaranties and warranties set forth in this Design-Build Agreement.

Owner understands that the startup of the plant requires resources and cooperation of the Owner, vendors and other suppliers to the project. Design-Builder disclaims any liability and Owner indemnifies Design-Builder for non-attainment of the Performance Guarantee Criteria directly or indirectly caused by material non-performance or negligence of third parties not retained by Design-Builder.

                                    EXHIBIT B

GENERAL PROJECT SCOPE

Construct a 50 million-gallon per year (MGY) coal-fired ethanol plant near Richardton, North Dakota. The plant will grind approximately 17.9 million bushels per year to produce approximately 50 MGY of fuel grade ethanol denatured with five percent gasoline. The plant will also produce approximately 160,750 tons per year of 11% moisture dried distillers grains with solubles (DDGS), and approximately 151,250 tons per year of raw carbon dioxide (CO(2)) gas.

Delivered corn will be dumped in the receiving building. The receiving building will have one truck and one rail receiving bay. The rail receiving bay will be serviced by both a 40,000 bushel/hour leg system and a 20,000 bushel/hour back-up leg system. The 20,000 bushel/hour leg system will also service the truck receiving bay, giving the plant the ability to unload unit trains of corn in the rail bay and simultaneously unloading truck quantities of corn in the truck bay. Said receiving building shall have sufficient height to accommodate end-dump trailers. The truck driver will drive onto one of the two 115 foot long scales located near the administration building, be weighed and sampled, then drive to the receiving building, dump the grain, then proceed back to the scale and obtain a final weight ticket from the scale operator. The trucks will not be required to move during the unloading process in the receiving building. Maximum truck dump time is ten minutes. The two independent legs will lift the corn to one of two 750,000 - bushel concrete storage bins or corn day bin with adequate clean out access or sweep auger. A dust collection system will be installed on the grain receiving system to limit particulate emissions as described in the Air Quality Permit application.

Ground corn will be mixed in a slurry tank, routed through a pressure vessel and steam flashed off in a flash vessel. Cooked mash will continue through liquefaction tanks and into one of the fermenters. Simultaneously, propagated yeast will be added to the mash as the fermenter is filling. After batch fermentation is complete, the beer will be pumped to the beer well and then to the beer column to vaporize the alcohol from the mash.

Alcohol streams are purified in the rectifier column and the side stripper, and dehydrated in the molecular sieve system. Two hundred proof alcohol is pumped to the tank farm day tank and blended with five percent natural gasoline as the product is being pumped into one of two 750,000 gallon final storage tanks. Loading facilities for truck and rail cars will be provided. Tank farm tanks include: one tank for 190 proof storage, one tank for 200 proof storage, one tank for denaturant storage and two 750,000 gallon tanks for denatured ethanol storage.

Corn mash from the beer column is dewatered in the centrifuge(s). The centrifuge capacity shall allow for 100% name plate production with one centrifuge out for maintenance. The solids, called wet cake are conveyed to the dryer system. The liquid, called thin stillage is routed to the evaporators where moisture is removed. The wet cake and syrup are routed to the drying system. The drying system will consist of three steam tube dryers. The exhaust from the drying system will be routed as combustion air to the coal combustor.

A modified wel or wet cake pad is located along side the DDGS dryer building to divert modified wet or wet cake to the pad when necessary such as start up or for limited production of modified wet or wet cake for sales. DDGS is pneumatically conveyed to flat storage in the DDGS storage building. Shipping is accomplished by scooping and pushing the product with a front-end loader into an in-floor conveyor system. The DDGS load out pit has capacity for approximately one semi-trailer load. DDGS is weighed with a bulk weigh system.

Steam will be generated in a waste heat boiler driven by the flue gases from the coal combustor. Since the dryer exhaust is routed to the coal combustor for combustion air, the coal combustor destroys VOCs and acts like a Thermal Oxidizer. The combustion air is routed in such fashion that it also fluidizes a sand bed in which the coal is introduced to combust. The combustor requires natural gas or propane for start up. To achieve emission constraints, limestone will be metered in with the coal to react with sulfur. The layout of the combustor, boiler, and economizer are intended to provide drop out points for fly ash. The final item in the layout before the induced draft fan is a dust collector. All ash exiting the system will exit as fly ash. Both fly ash and limestone silos are included. The fly ash and limestone silos have nominal storage capacities of seven days.

Coal, received by truck delivery, will be stored in two silos with a combined storage capacity of approximately five days. At the outlet of each coal silo, coal will be sized (3/4" minus) and limestone added before being routed to the coal feeder bunkers. The coal combustor will also utilize anhydrous ammonia for NOx emission reduction. A CEMS (Continuous emission monitoring system) is included, sufficient to meet the monitoring requirements of the air permit

Fresh water for the boilers, cooking, cooling tower and other processes will be obtained from the Owner supplied water pretreatment system. Boiler water conditioned in regenerative softeners will be pumped through a deaerator scrubber and into a deaerator tank. Appropriate boiler chemicals will be added as preheated water is sent to the boiler.

The process will be cooled by circulating water through heat exchangers and a cooling tower. No chiller is included and Owner assumes sole and complete responsibility for any production capacity shortfalls or other limitations or efficiency loss related to the elimination of the chiller from the design.

The design includes a compressed air system consisting of air compressor(s), a receiver tank, pre-filter, coalescing filter, and double air dryer(s).

The design also incorporates the use of a clean-in-place (CIP) system for cleaning cook, fermentation, distillation, evaporation, centrifuges, and other systems. Fifty percent caustic soda is received by truck and stored in a tank.

Under normal operating circumstances, the plant will not have any wastewater discharges that have been in contact with com, corn mash, cleaning system, or contact process water. An ICM/Phoenix Bio-Methanator will reduce the BOD in process water allowing complete reuse within the plant. The plant will have blowdown discharges from the cooling tower and may have water discharge from any water pre-treatment processes. Owner shall provide on-site connection to sanitary sewer or septic system.

Most plant processes are computer controlled by a Siemens/Moore APACS distributed control system with graphical user interface and three workstations. The process control room control console will have dual monitors to facilitate operator interface between two graphics screens at the same time. Additional programmable logic controllers (PLCs) will control certain process equipment. Design Builder provides lab equipment.

The cooking system requires the use of anhydrous ammonia, and other systems require the use of sulfuric acid. Therefore, a storage tank for ammonia and a storage tank for acid will be on site to provide the quantities necessary. The ammonia storage requires that plant management implement and enforce a Process Safety Management (PSM) program. The plant design may require additional programs to ensure safety and to satisfy regulatory authorities.

NOTE: Exhibit B is a general description of the plant's basic operation. Not all equipment and equipment sizes quoted may be used on every plant. Site specific equipment and equipment sizes will be determined during each plant's final design.

                                    EXHIBIT C

OWNER'S RESPONSIBILITIES

The Owner shall perform and provide the permits, authorizations, services and construction as specifically described hereafter:

1) LAND AND GRADING -- Owner shall provide a site near or in Richardton, North Dakota. Owner shall obtain all legal authority to use the site for its intended purpose and perform technical due diligence to allow Design-Builder to perform including, but not limited to, proper zoning approvals, building permits, elevation restrictions, soil tests, and water tests. The site shall be rough graded per Design-Builder specifications and be +/- three inches of final grade including the rough grading for Site roadways. The site soils shall be modified as required to provide a minimum allowable soil bearing pressure as described in Table 1.

     Other items to be provided by the Owner include, but are not limited to, the following: initial site survey (boundary and topographic) as required by the Design-Builder, layout of the property corners including two construction benchmarks, Soil Borings and subsequent Geotechnical Report describing recommendation for Roads, foundations and if required, soil stabilization/remediation, land disturbance permit, erosion control permit, site grading as described above with minimum soil standards, placement of erosion control measures, plant access road from a county, state or federal road designed to meet local county road standards, plant storm and sanitary sewers, fire water system with hydrants and plant water main branches taken from the system to be within five feet of the designated building locations, all tanks, motors and other equipment associated with or necessary to operate the fire water loop and associated systems, plant roads as specified and designed for the permanent elevations and effective depth, "construction" grading plan as drawn (including site retention pond), plant water well and associated permit(s). Owner shall also provide the final grading, seeding, and mulching, and the site fencing at the site.

     Owner is encouraged to obtain preliminary designs/information and estimates of the cost of performing all Owner required permits and services as stated in this Exhibit C. Specifically, the cost of the fire water systems (including associated fire water pumps, required tank, building (if required), sprinklers, and all other equipment and materials associated with the fire water delivery systems) is estimated being in excess of $800,000. The requirements of each state and the decisions of each Owner will increase or decrease the actual cost.

     The Owner's required activities related to site preparation for construction are to be divided into Phase I and Phase II activities as described below:

          DELIVERABLES BY OWNER PRIOR TO START OF PHASE I CIVIL DESIGN:

               Procure Boundary & Topographic Survey (to one foot contours)

               Procure Soil Borings and Geotechnical Report with recommendations (at Design-Builder's requested locations and depth)

     PHASE I (DELIVERABLE SITE):

     Design-Builder provides engineering services to develop these items:

          1.   Final Plant Layout with FFE and Top of Road Elevations

          2.   Final Cut/Fill Quantity Calculations

          3.   Grading and Erosion Control Plan

          4.   Clear & Grubbing Plan - graded to +/- 3" of subgrade

               Subgrade is defined as 1' below proposed Building FFE and Administration Building FFE and 20" to 30" (based on rail designer input) below top of rail for the rail spurs. Subgrade for the in-plant roads will be determined upon recommendations from the geotechnical engineer (12" to 24" below final top of road)

     * Owner shall prepare site according to Design-Builder's engineering plans for the above items.

     Plant Access Road and all in-plant roads (which will act as base for final roadway system)

     Soil Stabilization

     Site Grading

     Replacement Fill

     Construction Layout (parking, laydown, access areas, temp. drainage and temp. facilities) Storm Water Drainage & Detention

     DELIVERABLES BY OWNER PRIOR TO START OF PHASE II CIVIL DESIGN:

          Owner shall determine its water source and provide Design-Builder an independent analysis of the water source.

     PHASE II SITE WORK (FINAL CIVIL DESIGN PLANS):

     Design-Builder provides engineering services to develop these items:

     Site Utilities (Within Property Line):

          1.   Sanitary Sewer System

          2.   Potable Water Supply and Distribution

          3.   Process Water Supply and Distribution

          4.   Gas Supply and Distribution

          5.   Fire Loop and Fire Protection System

          6.   Site Electric

          7.   Site Natural Gas/Propane

     Wells and Well Pumps (supply of sufficient quantity for construction activities)

     Minimum 3 Phase. 480 Volt, 1,000 KVA Electrical Power Available for Construction at two locations (at Design-Builder's requested location)

Design/Builder shall be reimbursed on a "Time & Material" basis for any management of these Owner requirements and any design engineering requested by the Owner not otherwise required to be provided by Design-Builder pursuant to this Agreement.

2) PERMITS - Owner shall obtain all Operating Permits including, but not limited to, air quality permits, in a timely manner to allow construction and startup of the plant as scheduled by Design-Builder. Owner shall obtain all testing and site inspections required to secure the necessary operating permits.

3) STORM WATER RUNOFF PERMIT - Owner shall obtain the construction storm-water runoff permit, permanent storm-water runoff permit, and the erosion control/land disturbance permit.

4) NORTH DAKOTA POLLUTANT ELIMINATION DISCHARGE PERMIT - Owner shall obtain a permit to discharge cooling tower water and reverse osmosis ("R.O.") reject water and any other waste water directly to a designated waterway or other location. Owner shall supply the discharge piping to transport to the designated waterway or other location.

5) NATURAL GAS, PROPANE, COAL SUPPLY AND ASH DISPOSAL AGREEMENTS - Owner shall procure and supply a supply of natural gas or propane for the preheat and start up of the coal combustor. For the coal combustor, two separate gas burners will require natural gas or propane: the underbed air preheater rated for 20 mmbtu/hr and the overfire air preheater rated for 50 mmbtu/hr. Consumption will start at approximately 30% of the total rating and be ramped up to maximum over a nominal 8 hr period, depending on the starting temperature. Minimum demand will be 21 mm btu/hr and ramp up to a maximum of 70 mm btu/hr. Owner shall provide all natural gas and/or propane piping to the use points and supply meters, regulators, and vaporizers to provide burner tip pressures as specified by Design-Builder. Owner shall also supply a digital flowmeter on-site with appropriate output for monitoring by the plant's computer control system.

     The coal combustor design will be based on the North Dakota lignite coal sample provided by Owner and tested by ICM on September 22, 2004, and the ultimate analysis results performed by Hazen Research on October 27, 2004. Planned emission control is to mix limestone with the coal, fed to the combustor and dry scrubber treatment of the flue gas. Procurement and supply of coal and limestone will be the responsibility of the Owner.

     All ash is removed from the system as fly ash. Disposal will be at Owner's responsibility.

6) ELECTRICAL SERVICE - (1) The Owner is responsible to secure continuous service from an energy supplier to serve the facility. The service from the energy supplier shall be of sufficient size to provide at a minimum 10 MW of electrical capacity to the site. (2) The Owner is responsible for procurement, installation and maintenance of the site distribution system, including but not limited to the required substation and all associated distribution lines, switchgear, sectional cabinets, distribution transformers, transformer pads, etc. An on-site primary digital meter is also to be supplied for monitoring of electrical usage and demand. This meter must have the capability to be monitored via a telephone line or other electrical signal. (3) The responsibility of the Design-Builder starts at the secondary electrical terminals of the site distribution system transformers that have been installed by Owner (i.e.. the 480 volt terminals for the process building transformers; the 480 volt terminals for the energy center transformers; the 480 volt terminals for the grains transformer; the 480 volt terminals for the pumphouse transformer; and the 4160 volt terminals for the chiller transformer; and the 4160 volt terminals of the thermal oxidizer transformer). (4) The site distribution system requirements, layout, and meters are to be determined jointly by the Owner, the Design-Builder and the energy supplier.

     Design-Builder will be providing soft start motor controllers for all motors greater than 150 horsepower and where demanded by process requirements. Owner is encouraged to discuss with its electrical service supplier whether additional soft start motor controllers are advisable for this facility and such can be added, with any increased cost being an Owner's cost.

     Design-Builder will provide power factor correction to 0.92 lagging at plant nameplate capacity. Owner is encouraged to discuss with its electrical service supplier any requirements for power factor correction above 0.92 lagging. Additional power factor correction can be added with any increased cost being an Owner's cost.

7) WATER SUPPLY AND SERVICE AGREEMENT - Owner shall supply on-site process wells or other water source capable of providing a quantity of water which includes process water, R.O. feed water, cooling tower make-up water, of a quality which will allow discharges to comply with NPDES limits. Owner should consider providing a redundant supply source. Design-Builder shall provide the standard zeolite water softener system. Any increased costs incurred for another water treatment system if water does not meet the quality requirements shall be the responsibility of the Owner. Owner will supply one process fresh water supply line terminating within five (5) feet of the point of entry designated by Design-Builder, one potable supply line terminating within five (5) feet of the process building at a point of entry designated by Design-Builder, and one potable supply line to the administration building at a point of entry designated by administration building contractor.

     Owner is advised that most projects require a water pretreatment system including a reverse osmosis unit. Such system is an Owner's cost and Owner is advised that the purchase and installation cost of a water pretreatment system may exceed $2,000,000. Owner is also advised that such systems may be leased if Owner desires to avoid the costs of owning such a system.

8) WASTEWATER DISCHARGE SYSTEM, PERMITS AND/OR SERVICE AGREEMENT - Owner to provide the discharge piping, septic tank and drainfield system or connect to municipal system as required for the sanitary sewer requirements of the Plant. These provisions shall comply with all federal, state, and local regulations, including any permitting issues.

9) ROADS AND UTILITIES - Owner shall provide and maintain the ditches and permanent roads, including the gravel, pavement or concrete, with the roads passing standard compaction tests. (Design-Builder will maintain aggregate construction roads during construction of the Plant and will return to original pre-construction condition prior to Owner completing final grade and surfacing.)

     Except as otherwise specifically stated herein the Owner shall install all utilities so that they are within five (5) feet of the designated building/structure locations.

10) ADMINISTRATION BUILDING - The administration building - one story free standing, office computer system, telephone system, office copier and fax machine and office furniture and any other office equipment and personal property for the administration building shall be the sole and absolute cost and responsibility of Owner and Design-Builder shall have no responsibility in regards thereto.

11) MAINTENANCE AND POWER EQUIPMENT - The maintenance and power equipment as described in Table 2 and any other maintenance and power equipment as required by the plant or desired by Owner shall be the sole and absolute cost and responsibility of Owner and Design-Builder shall have no responsibility in regards thereto.

12) RAILROADS - Owner is responsible for any costs associated with the railroads including, but not limited to, all rail design and engineering and construction and Design-Builder shall have no responsibility in regards thereto.

13) DRAWINGS - Owner shall supply drawings to Design-Builder of items supplied under items 10) and 12) and also supply Phase II redline drawings.

14) FIRE PROTECTION SYSTEM - Fire protection system requirements vary by governmental requirements per location and by insurance carrier requirements. Owner is responsible to provide the required fire protection system for the Plant. This may include storage tanks, pumps, underground fire water mains, fire hydrants, foam or water monitor valves, sprinkler systems, smoke and heat detection, deluge systems, or other provisions as required by governmental codes or Owner's insurance carrier's fire protection criteria. Design-Builder will provide assistance to the Owner on a "Time & Material" basis for design and/or construction of the fire Protection Systems required for the plant.

TABLE 1 MINIMUM SOIL BEARING PRESSURE-RESPONSIBILITY OF OWNER

                          REQUIRED ALLOWABLE SOIL BEARING PRESSURE
DESCRIPTION                       (POUNDS PER SQUARE FOOT)
-----------               ----------------------------------------
Grain Storage Silos                         8,000
Cook Water lank                             3,500
Methanator Feed Tank                        3,500
Liquefaction Tank #1                        3,500
Liquefaction Tank #2                        3,500
Coal Combustor                              4,000
Coal Storage Silo #1                        6,000
Coal Storage Silo #2                        6,000
Lime Silo                                   6,000
Coal Unloading Building                     4,000
Boiler                                      4,000
Dust Collector                              3,500
Fermentation Tank #1                        4,000

Fermentation Tank #2                        4,000
Fermentation Tank #3                        4,000
Fermentation Tank #4                        4,000
Beerwell                                    4,000
Whole Stillage Tank                         3,500
Thin Stillage Tank                          3,500
Syrup Tank                                  3,500
190 Proof Day Tank                          3,000
200 Proof Day Tank                          3,000
Denaturant Tank                             3,000
Fire Water Tank                             3,000
Denatured Ethanol Tank #1                   4,000
Denatured Ethanol Tank #2                   4,000
All Other Areas                             3,000

TABLE 2 MAINTENANCE AND POWER EQUIPMENT - RESPONSIBILITY OF OWNER

DESCRIPTION                   ADDITIONAL DESCRIPTION
-----------                   ----------------------
Spare Parts                   Spare parts
                              Parts bins
                              Misc. materials, supplies and equipment

Shop supplies and equipment   One shop welder
                              One portable gas welder
                              One plasma torch
                              One acetylene torch
                              One set of power tools
                              Two sets of hand tools with tool boxes
                              Carts and dollies
                              Hoists (except centrifuge overhead crane)
                              Shop tables
                              Maintenance office furnishings & supplies
                              Fire Extinguishers
                              Reference books
                              Safety manuals
                              Safety cabinets & supplies, etc.

Rolling stock                 Used 1 1/2 yard front end loader
                              New Skid loader
                              Used Fork lift
                              Used Scissors lift, 30 foot
                              Used Pickup truck
                              Track Mobile

                                    EXHIBIT D

                                LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this "License Agreement") is entered into and made effective as of the 9 day of Sept, 2005 ("Effective Date") by and between Red Trail Energy, LLC, a North Dakota limited liability company ("OWNER"), and ICM, Inc., a Kansas corporation ("ICM").

     WHEREAS, OWNER has entered into that certain Lump Sum Design-Build Contract dated August 29, 2005 (the "Contract") with Fagen, Inc., a Minnesota corporation ("Fagen"), under which Fagen is to design and construct a 50 million gallon per year ethanol plant for OWNER to be located in or near Richardton, North Dakota (the "Plant");

     WHEREAS, ICM has granted Fagen the right to use certain proprietary technology and information of ICM in the design and construction of the Plant; and

     WHEREAS, OWNER desires from ICM, and ICM desires to grant to OWNER, a license to use such proprietary technology and information in connection with OWNER'S ownership and operation of the Plant, all upon the terms and conditions set forth herein;

     NOW, THEREFORE, the parties, in consideration of the foregoing premises and the mutual promises contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, agree as follows:

     1. Upon OWNER's payment in full of all amounts due and owing to Fagen under the Contract, ICM agrees to grant to OWNER a limited license to use the Proprietary Property (hereinafter defined) solely in connection with the design, construction, operation, maintenance and repair of the Plant, subject to the limitations provided herein (the "Purpose").

     2. The "Proprietary Property" means, without limitation, documents, Operating Procedures (hereinafter defined), materials and other information that are furnished by ICM to OWNER, whether directly or indirectly through Fagen, in connection with the Purpose including, without limitation, the design, arrangement, configuration, and specifications of (i) the combinations of distillation, evaporation, and alcohol dehydration equipment (including, but not limited to, pumps, vessels, tanks, heat exchangers, piping, valves and associated electronic control equipment) and all documents supporting those combinations; (ii) the combination of the distillers grain drying (DGD), and heat recovery steam generation (HRSG) equipment (including, but not limited to, pumps, vessels, tanks, heat exchangers, piping and associated electronic control equipment) and all documents supporting those combinations; and (iii) the computer system, known as the distributed control system (DCS and/or PLC) (including, but not limited to, the software configuration, programming, parameters, set points, alarm points, ranges, graphical interface, and system hardware connections) and all documents supporting that system. The "Operating Procedures" means, without limitation, the process equipment and specifications manuals, standards of quality, service protocols, data collection methods, construction specifications, training methods, engineering standards and any other information prescribed by ICM from time to time concerning the Purpose. Proprietary Property shall not include any information or materials that OWNER can demonstrate by written documentation: (i) was lawfully in the possession of OWNER prior to disclosure by ICM; (ii) was in the public domain prior to disclosure by ICM; (iii) was disclosed to OWNER by a third party having the legal right to possess and disclose such information or materials; or (iv) after disclosure by ICM comes into the public domain through no fault of OWNER or its directors, officers, employees, agents, contractors, consultants or other representatives (hereinafter collectively referred to as "Representatives"). Information and materials shall not be deemed to be in the public domain merely because such information is embraced by more general disclosures in the public domain, and any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain if the combination itself and its principles of operation are not in the public domain.

     3. OWNER shall not use the Proprietary Property for any purpose other than the Purpose. OWNER shall not use the Proprietary Property in connection with any expansion or enlargement of the Plant.

     4. OWNER's failure to materially comply with the Operating Procedures shall void all guarantees, representations and warranties, whether expressed or implied, if any, that were given by ICM to OWNER, directly or indirectly through Fagen, concerning the performance of the Plant. OWNER agrees to indemnify, defend and hold harmless ICM, Fagen and their respective Representatives from any and all losses, damages and expenses including, without limitation, reasonable attorneys' fees resulting from, relating to or arising out of Owner's or its Representatives' (i) failure to materially comply with the Operating Procedures or, (ii) negligent or unauthorized use of the Proprietary Property.

     5. Any and all modifications to the Proprietary Property by OWNER or its Representatives shall be the property of ICM. OWNER shall promptly notify ICM of any such modification and OWNER agrees to assign all of its right, title and interest in such modification to ICM; provided, however, OWNER shall retain the right, at no cost, to use such modification in connection with the Purpose.

     6. ICM has the exclusive right and interest in and to the Proprietary Property and the goodwill associated therewith. OWNER will not, directly or indirectly, contest ICM's ownership of the Proprietary Property. OWNER'S use of the Proprietary Property does not give OWNER any ownership interest or other interest in or to the Proprietary Property except for the limited license granted to OWNER herein.

     7. OWNER shall pay no license fee or royalty to ICM for OWNER'S use of the Proprietary Property pursuant to the limited license granted to OWNER, the consideration for this limited license is included in the amounts payable by OWNER to Fagen for the construction of the Plant under the Contract.

     8. OWNER may not assign the limited license granted herein, in whole or in part, without the prior written consent of ICM, which will not be unreasonably withheld or delayed. Prior to any assignment, OWNER shall obtain from such assignee a written instrument, in form and substance reasonably acceptable to ICM, agreeing to be bound by all the terms and provisions of this License Agreement. Any assignment of this License Agreement shall not release OWNER from (i) its duties and obligations hereunder concerning the disclosure and use of the Proprietary Property, or
     (ii) damages to ICM resulting from, or arising out of, a breach of such duties or obligations by OWNER or its Representatives. ICM may assign its right, title and interest in the Proprietary Property, in whole or part, subject to the limited license granted herein.

     9. The Proprietary Property is confidential and proprietary. OWNER shall keep the Proprietary Property confidential and shall use all reasonable efforts to maintain the Proprietary Property as secret and confidential for the sole use of OWNER and its Representatives for the Purpose. OWNER shall retain all Proprietary Property at its principal place of business and/or the Plant. OWNER shall not at any time without ICM's prior written consent, copy, duplicate, record, or otherwise reproduce the Proprietary Property, in whole or in part, or otherwise make the same available to any unauthorized person. OWNER shall not disclose the Proprietary Property except to its Representatives who are directly involved with the Purpose, and even then only to such extent as is necessary and essential for such Representative's involvement. OWNER shall inform such Representatives of the confidential and proprietary nature of such information. OWNER shall make all reasonable efforts to safeguard the Proprietary Property from disclosure by its Representatives to anyone other than permitted hereby. In the event that OWNER or its Representatives are required by law to disclose the Proprietary Property. OWNER shall provide ICM with prompt written notice of same so that ICM may seek a protective order or other appropriate remedy. In the event that such protective order or other appropriate remedy is not obtained, OWNER or its Representatives will furnish only that portion of the Proprietary Property which in the reasonable opinion of its or their legal counsel is legally required and will exercise its reasonable efforts to obtain reliable assurance that the Proprietary Properly so disclosed will be accorded confidential treatment.

     10. OWNER agrees to indemnify ICM for any and all damages (including, without limitation, reasonable attorneys' fees) arising out of or resulting from any unauthorized disclosure or use of the Proprietary Property by OWNER or its Representatives. OWNER agrees that ICM would be irreparably damaged by reason of a violation of the provisions contained herein and that any remedy at law for a breach of such provisions would be inadequate. Therefore, ICM shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction against OWNER or its Representatives for any unauthorized disclosure or use of the Proprietary Property without the necessity of proving actual monetary loss or posting any bond. It is expressly understood that the remedy described herein shall not be the exclusive remedy of ICM for any breach of such covenants, and ICM shall be entitled to seek such other relief or remedy, at law or in equity, to which it may be entitled as a consequence of any breach of such duties or obligations.

     11. All provisions of this License Agreement shall survive and remain in full force and effect notwithstanding any termination or expiration of the Contract or the license granted herein under paragraph 12.

     12. ICM may terminate the limited license granted to OWNER herein upon written notice to OWNER if OWNER willfully or wantonly uses the Proprietary Property for any purpose, or discloses the Proprietary Property to anyone, other than permitted herein. Upon termination of the license, OWNER, upon request by ICM, shall promptly return to ICM all documents in OWNER's or its Representatives' possession that contain Proprietary Property.

     13. The laws of the State of Kansas, United States of America, shall govern the validity of the provisions contained herein, the construction of such provisions, and the interpretation of the rights and duties of the parties. Any legal action brought to enforce or construe the provisions of this License Agreement shall be brought in the federal or state courts located in Kansas, and the parties agree to and hereby submit to the exclusive jurisdiction of such courts and agree that they will not invoke the doctrine of forum non conveniens or other similar defenses in any such action brought in such courts. In the event the Plant is located in, or OWNER is organized under the laws of, a country other than the United States of America, OWNER hereby specifically agrees that any injunctive or other equitable relief granted by a court located in the State of Kansas, United States of America, or any award by a court located in the State of Kansas, shall be specifically enforceable as a foreign judgment in the country in which the Plant is located, OWNER is organized or both, as the case may be, and agrees not to contest the validity of such relief or award in such foreign jurisdiction, regardless of whether the laws of such foreign jurisdiction would otherwise authorize such injunctive or other equitable relief, or award.

     14. OWNER hereby agrees to waive all claims against ICM and ICM's Representatives for any consequential damages that may arise out of or relate to this License Agreement, the Contract or the Proprietary Property whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, including but not limited to losses of use, profits, business, reputation or financing.

     15. The terms and conditions of this License Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral. Any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this License Agreement. This License Agreement may not be modified or amended at any time without the written consent of the parties.

     16. All notices, requests, demands, reports, statements or other communications (herein referred to collectively as "Notices") required to be given hereunder or relating to this License Agreement shall be in writing and shall be deemed to have been duly given if transmitted by personal delivery or mailed by certified mail, return receipt requested, postage prepaid, to the address of the party as set forth below. Any such Notice shall be deemed to be delivered and received as of the date so delivered, if delivered personally, or as of the second business day following the day sent, if sent by certified mail. Any party may, at any time, designate a different address to which Notices shall be directed by providing written notice in the manner set forth in this paragraph.

     17. In the event that any of the terms, conditions, covenants or agreements contained in this License Agreement, or the application of any thereof, shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such term, condition, covenant or agreement shall be deemed void ab initio and shall be deemed severed from this License Agreement. In such event, and except if such determination by a court of competent jurisdiction materially changes the rights, benefits and obligations of the parties under this License Agreement, the remaining provisions of this License Agreement shall remain unchanged unaffected and unimpaired thereby and, to the extent possible, such remaining provisions shall be construed such that the purpose of this License Agreement and the intent of the parties can be achieved in a lawful manner.

     18. The duties and obligations herein contained shall bind, and the benefits and advantages shall inure to, the respective successors and permitted assigns of the parties hereto.

     19. The waiver by any party hereto of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party of the terms, covenants, agreement and conditions herein contained.

     20. In this License Agreement, where applicable, (i) references to the singular shall include the plural and references to the plural shall include the singular, and (ii) references to the male, female, or neuter gender shall include references to all other such genders where the context so requires.

IN WITNESS WHEREOF, the parties hereto have executed this License Agreement, the Effective Date of which is indicated on page I of this License Agreement.

OWNER:                                  ICM:

Red Trail Energy, LLC                   ICM, Inc.


By: /s/ AMBROSE R. HOFF                 By: /s/ DAVE VANDER GRIEND
    ---------------------------------       ------------------------------------
Title: President, RTE                   Title: CEO
Date Signed : 9/9/05                    Date Signed: 9-18-05

Address for giving notices:             Address for giving notices:

Mick Miller                             301 N First Street
Red Trail Energy, LLC                   Colwich,KS 67030
General Manager
PO Box 11
Rechardton, ND 58652

Mike Maus
Hardy, Maus, Nortsven, PC
PO Box 570
Dickinson, ND 58602

                                    EXHIBIT E

                               Schedule of Values

Schedule of Values for
RED TRAIL ENERGY, LLC

PAYMENT REQUEST BREAKDOWN

DESCRIPTION:
------------
MOBILIZATION                      $      [ * ]
ENGINEERING                       $      [ * ]
GENERAL CONDITIONS (16 MONTHS)    $      [ * ]
SITEWORK                          $      [ * ]
CONCRETE                          $      [ * ]
MASONRY                           $      [ * ]
STRUCTURAL STEEL & MISC. METALS   $      [ * ]
LUMBER, CARPENTRY & FINISHES      $      [ * ]
GIRTS, SIDING & ROOF DECK         $      [ * ]
DOORS & WINDOWS                   $      [ * ]
PAINT                             $      [ * ]
GRAIN HANDLING SYSTEM             $      [ * ]
DDG STORAGE BUILDING              $      [ * ]
CORN UNIT CAR UNLOADING           $      [ * ]
FIELD ERECTED TANKS               $      [ * ]
COAL SYSTEM                       $      [ * ]
PROCESS TANKS & VESSELS           $      [ * ]
MIXERS                            $      [ * ]
PUMPS                             $      [ * ]
HEAT EXCHANGERS                   $      [ * ]
SIEVE BOTTLES & BEADS             $      [ * ]
CENTRIFUGES                       $      [ * ]
AIR COMPRESSORS                   $      [ * ]
METHANATOR                        $      [ * ]
COOLING TOWER                     $      [ * ]
ETHANOL LOADOUT                   $      [ * ]
VAPOR FLARE SYSTEM                $      [ * ]
TRUCK SCALES & PROBE (115')       $      [ * ]
PROCESS PIPING & VALVES           $      [ * ]
INSULATION                        $      [ * ]
PLUMBING & HVAC                   $      [ * ]
ELECTRICAL                        $      [ * ]
START-UP                          $      [ * ]
DEMOB                             $      [ * ]
POLLUTION CONTROL EQUIPMENT       $      [ * ]
CHILLER                                    --
                                  -----------
   CONTRACT AMOUNT                $75,841,740

[ * ] Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                    EXHIBIT F

            Progress Report (Example only; Illustrative purpose only)

A. Project Overview - Brief description of project including plant capacity, major contractors (if applicable), completion dates (including Substantial Completion Date, Final Completion Date, estimated performance testing start, etc.), etc. Should also include progress reporting period.

B. Project Status - Divided into engineering, construction, and Owner responsibilities as well as a summary describing project status as a whole. Subsections include:

     B1 - Engineering - Current month progress and status as compared to plan, 1-month look ahead/goals, issues being worked, critical path activities, and statement regarding support of construction activities

     B2 - Construction - Current month progress and status as compared to plan, 1-month look ahead/goals, issues being worked, critical path activities, procurement activities (if applicable), subcontracting activities (if applicable), and statement regarding completion of owner responsibilities as it relates to Design-Builder completion of work schedule. In addition, it should include:

     A.   Site Work and Utilities - Owner Responsibility

     1.   Plant Fire Water Loop - 98% Complete.
     2. Railroad: Rail ties on tracks A and B are up to Rail Load out; tracks C and D are installed past DDG building to rail car storage area. Tracks A and B to be complete when Grains building is complete.
     3.   Power Company is 100% complete on permanent power.
     4.   Gas line to plant has commenced, gas to be on site by Oct. 21.
     5. City water main from main entrance to tank is installed, awaiting word from City.
     6. Road work has started at main entrance and Admin. Area, final grading has started in these areas as well.

     B.   Grains Storage & Handling
     1.   Grains receiving building is 95% complete.
     2. Continuing to installing all miscellaneous ladders and platforms for collectors and bag houses. Continuing to install dust collection system for Grains receiving.
     3.   Electrical is right behind installing conduit and wire to equipment.
     4.   Pit area 95% complete.
     5.   Continue to install main legs for Grain to Silos.
     6.   HVAC equipment on site, yet to be installed.

     C.   Energy Building
     1.   99% of Equipment installed.
     2. Electrical nearly 94% complete. Have started bumping motors and conveyors for rotation.
     3.   Steel 100% complete.

     4.   All end walls are complete with siding. Half of the roof is installed.
     5.   Mechanical piping is at 30% complete.
     6. All RO equipment is installed. All totes are installed. Tubing to Boiler and DA has started. Electrical completing installation for power and controls to RO equipment.

     D.   Process / Fermentation Building
     1.   99% of the Equipment is installed.
     2.   Piping is 98% complete.
     3. Vinyl Composite tile 70% complete. Ceramic tile to bathrooms is complete.
     4. HVAC equipment installation is complete. Final tie ins for office area, server room and maintenance room continuing.

     E.   Distillation and Evap Area
     1. Mechanical is about 98% complete. Complete small bore piping where needed.
     2.   Electrical is behind Mechanical installing instruments and wiring.

     F.   Tank Farm
     1. Mechanical is 98% complete, waiting on Specialty items to arrive for installation.
     2.   All pumps have been installed and piping is complete to and from.
     3. Electrical continuing installation of cable tray, 95% of instruments are installed, wire is about 85% complete.

     G.   Chiller Cooling Tower
     1.   Chiller Building -Overhead doors have been completed.
     2.   Cooling Tower erection is 100% complete.
     3.   HVAC unit on site, yet to be installed.

     B3 - Commissioning and Start-up - Activities related to commissioning and start-up including training completed, turnover packages completed, status of testing procedures, etc.
     B4 - Total Project - Overall project status, including critical path activities.

C - Health and Safety - Summary including number of craft, number of first aid cases, number of recordable cases, and number of lost time accidents. If applicable, safety programs implemented at site, etc.

D - Schedule Including most recent updated schedule accompanied with schedule overview, comparison to baseline, and critical path activities. The schedule should correspond to application for payment.

E - Financial Including total of invoices submitted to date as well as change orders submitted and status.

                                    EXHIBIT G

                                REQUIRED PERMITS

                                      RESPONSIBILITY FOR     ASSISTANCE IN
NO.    TYPE OF APPLICATION/PERMIT      OBTAINING PERMIT       PREPARATION              NOTES
---   ----------------------------   --------------------   --------------   ------------------------
  1   Underground Utility Locating   Design-Builder/Owner                    Notification service
      Service                                                                for underground work.

  2   Septic Tank & Drain Field              Owner
      Permit

  3   Railroad Permit/Approval               Owner          Design-Builder

  4   Archeological Survey                   Owner

  5   Highway Access Permit                  Owner                           State Department of
                                                                             Transportation or County

  6   Building Permits                  Design-Builder
      Mechanical                        Design-Builder
      Electrical                        Design-Builder
      Structures                        Design-Builder

  7   Construction Air Permit                Owner          Design-Builder

  8   SWPPP Construction Permit              Owner          Design-Builder

  9   SWPPP Operations Permit                Owner          Design-Builder

 10   NPDES Wastewater Permit                Owner          Design-Builder

 11   Water Appropriation Permit             Owner          Design-Builder

 12   Fire Protection                        Owner          Design-Builder

 13   Above Ground Storage Tank         Design-Builder
      Permit


                                       G-1